UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

CHECK THE APPROPRIATE BOX:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

URANIUM ENERGY CORP.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

500 North Shoreline Boulevard, Suite 800N, Corpus Christi, Texas

U.S.A. 78401

Dear Fellow Stockholders:

I am pleased to present our Annual Proxy Statement and invite you to attend our 2026 Annual Meeting of Stockholders, which will be held on Thursday, July 23, 2026 at 10:00 a.m. (Vancouver time) at Suite 1830, 1188 West Georgia Street, Vancouver, British Columbia, Canada. For information regarding attendance and voting procedures, please refer to the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.

Fiscal 2025 was a breakthrough year for Uranium Energy Corp. During the year, we advanced our transition to uranium production in Wyoming, progressed Burke Hollow toward becoming the newest ISR uranium mine in the United States and acquired Rio Tinto's Sweetwater Complex to establish our third U.S. hub-and-spoke production platform. In September 2025, we launched United States Uranium Refining & Conversion Corp. ("UR&C"). These achievements further solidified UEC's position as the largest U.S. uranium company by estimated resources and licensed production capacity.

The acquisition of the Sweetwater Complex was particularly transformative, expanding our licensed production capacity to 12.1 million pounds of U₃O₈ annually while adding one of the largest permitted uranium processing facilities in the United States. Together with our operating platforms in Wyoming and Texas, Sweetwater provides a foundation for scalable domestic uranium production to support growing nuclear energy demand.

In addition, the launch of UR&C represents an important step toward our vision of creating America's only vertically integrated uranium company, spanning mining, processing and planned refining and conversion capabilities. We believe strengthening the domestic nuclear fuel supply chain has become an increasingly important national priority and a significant long-term opportunity for our Company.

We enter fiscal 2026 from a position of strength, supported by a debt-free balance sheet, substantial liquidity and a growing inventory of U.S.-origin uranium. Against a backdrop of accelerating demand for nuclear energy, driven by energy security priorities, electrification and the rapid growth of artificial intelligence infrastructure, we believe UEC is uniquely positioned to create long-term value for our stockholders.

On behalf of our Board of Directors, I thank you for the trust and confidence you have placed in our Company. We appreciate your continued support as we execute our strategy and advance our mission.

We value your input and encourage you to vote your shares using one of the methods described in the accompanying Proxy Statement, whether or not you plan to attend the Annual Meeting.

/s/ Amir Adnani

Amir Adnani
President and Chief Executive Officer

Dated: June 5, 2026

TABLE OF CONTENTS	I	Diversity Policy	20
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	II	Human Rights Policy	20
PROXY STATEMENT	1	Certain Relationships and Related Party Transactions	21
GENERAL INFORMATION	1	Conflicts of Interest	21
Manner of Solicitation and Expenses	1	Stockholder Outreach	21
Record Date and Voting Shares	2	Stockholder Communications	22
Quorum	2	Compliance with Section 16(a) of the Exchange Act	22
Broker Non-Votes	2	COMPENSATION DISCUSSION AND ANALYSIS	22
Entitlement to Vote	2	Oversight	22
Voting of Proxies	2	Independent Compensation Advisors	23
Inspector of Elections	3	Overview of Executive Compensation Program	24
Revocation of Votes	3	Benchmarking Compensation and Peer Groups	26
Votes Required	4	Named Executive Officers	27
Stockholder Proposals	4	Compensation Elements and Rationale	27
Voting Results	4	Review of Executive Officer Performance	31
Other Matters	5	Long-Term Incentive Program	33
No Rights of Appraisal	5	Fixed Versus At-Risk Pay	36
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	5	Compensation Arrangements	37
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND		Compensation and Risk	38
MANAGEMENT	5	Clawback Policy	38
Changes in Control	7	Timing of Stock Awards and Disclosure of Material Nonpublic Information	39
PROPOSAL NUMBER ONE: ELECTION OF DIRECTORS TO OUR BOARD		Anti-Hedging and Anti-Pledging Policy	39
OF DIRECTORS	7	2025 Advisory Vote on Compensation	39
Election of Directors	7	Compensation Committee Interlocks and Insider Participation	40
Nominees for Election as Directors	8	Summary Compensation Table	40
Directors and Executive Officers	9	Grants of Plan Based Awards	42
Director Qualifications and Experience	13	Outstanding Equity Awards	43
Term of Office	14	Option Exercises and Stock Vested	44
Significant Employees	14	No Pension Benefits	44
Family Relationships	14	No Nonqualified Deferred Compensation	45
Meeting Attendance	14	CEO Pay Ratio	45
Board Independence	14	Pay Versus Performance	46
Board Committees	15	Compensation Actually Paid Versus Performance	48
Audit Committee	15	Executive Services Agreements	50
Report of our Audit Committee	16	Compensation Committee Report	55
Compensation Committee	16	DIRECTOR COMPENSATION	55
Nominating and Corporate Governance Committee	16	PROPOSAL NUMBER TWO: RATIFICATION OF APPOINTMENT OF
Sustainability Committee	17	INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	57
CORPORATE GOVERNANCE	18	Audit Fees	57
Corporate Governance Highlights	18	Pre-Approval of Services by the Independent Auditor	57
Code of Business Conduct and Ethics	18	PROPOSAL NUMBER THREE: NON-BINDING VOTE TO APPROVE
Director Time Commitments Policy	18	EXECUTIVE COMPENSATION	59
Stock Ownership Guidelines	19	FUTURE STOCKHOLDER PROPOSALS	60
Board Leadership Structure	19	HOUSEHOLDING INFORMATION	60
Director Onboarding and Education	20	WHERE YOU CAN FIND MORE INFORMATION	61
Insider Trading and Related Policies	20

500 North Shoreline Boulevard, Suite 800N, Corpus Christi, Texas

U.S.A. 78401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders (the "Annual Meeting") of Uranium Energy Corp. will be held at Suite 1830, 1188 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4A2, on Thursday, July 23, 2026, at 10:00 a.m. (Vancouver time) for the following purposes:

1.	to elect six directors to serve until the 2027 Annual Meeting of Stockholders;

2.	to ratify the appointment of PricewaterhouseCoopers LLP, Chartered Professional Accountants, as our independent registered public accounting firm for the fiscal year ending July 31, 2026;

3.	to approve, on a non-binding advisory basis, the compensation of our named executive officers; and

4.	to transact any other business properly brought before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on May 29, 2026, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

On or about June 10, 2026, we will mail to all stockholders of record, as of May 29, 2026, a Notice of Internet Availability of Proxy Materials (the "Notice"). Please carefully review the Notice for information on how to access this Notice of Annual Meeting and the Proxy Statement, Proxy Card and our Annual Report for the fiscal year ended July 31, 2025 (the "Annual Report") on www.proxyvote.com, in addition to instructions on how you may request to receive a paper or email copy of these documents.

YOUR VOTE IS VERY IMPORTANT. It is important that your shares be represented and voted at the Annual Meeting. If you are the registered holder of shares of our common stock, you can vote your shares by completing and returning the enclosed Proxy Card, even if you plan to attend the Annual Meeting. You may vote your shares of common stock in person even if you previously returned a Proxy Card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee. Please carefully review the instructions on the Proxy Card or the information forwarded by your broker, bank or other nominee regarding voting instructions.

If you are planning to attend the Annual Meeting in person, you will be asked to register before entering the Annual Meeting. All attendees will be required to present government-issued photo identification (e.g., driver's license or passport) to enter the Annual Meeting. If you are a stockholder of record, your share ownership will be verified against our list of stockholders of record as of May 29, 2026, prior to being admitted to the Annual Meeting. If you are not a stockholder of record and hold your shares in "street name" (that is, your shares are held in a brokerage account or by a bank or other nominee), you must also provide proof of beneficial ownership as of May 29, 2026, such as your most recent account statement prior to May 29, 2026, and a copy of the voting instruction card provided by your broker, bank or nominee or similar evidence of ownership.

By Order of the Board of Directors of Uranium Energy Corp.

/s/ Amir Adnani

Amir Adnani
President, Chief Executive Officer and Director

Dated:         June 5, 2026.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on July 23, 2026: Our Proxy Statement and our Annual Report for the fiscal year ended July 31, 2025 are available at www.proxyvote.com, a site that does not have "cookies" that identify visitors to the site.

(ii)

500 North Shoreline Boulevard, Suite 800N, Corpus Christi, Texas

U.S.A. 78401

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Uranium Energy Corp. for use in connection with our annual meeting (the "Annual Meeting") of holders of shares of our common stock (the "Shares") to be held on Thursday, July 23, 2026, at 10:00 a.m. (Vancouver time), at Suite 1830, 1188 West Georgia Street, Vancouver, British Columbia, Canada or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

In accordance with rules and regulations adopted by the United States Securities and Exchange Commission (the "SEC"), instead of mailing a printed copy of our proxy materials to each stockholder of record, we may furnish proxy materials to our stockholders on the internet. On or about June 10, 2026, we will mail to all stockholders of record, as of May 29, 2026 (the "Record Date"), a Notice of Internet Availability of Proxy Materials (the "Notice"). If you received a Notice only by mail, you will not receive a printed copy of the proxy materials.

Please carefully review the Notice for information on how to access our proxy materials, consisting of the Notice of Annual Meeting, Proxy Statement and Proxy Card, available at www.proxyvote.com. You may also access our Annual Report to Security Holders for our fiscal year ended July 31, 2025 (the "Annual Report"), including our financial statements for such period. However, our Annual Report does not constitute any part of the material for the solicitation of proxies in connection with this Annual Meeting.

The Notice also includes instructions as to how you may submit your proxy on the internet or over the telephone.

If you received only a Notice only by mail and would like to receive a printed copy of our proxy materials, including a Proxy Card, or a copy of our Annual Report, you should follow the instructions for requesting such materials included in the Notice.

Our principal offices are located at 500 North Shoreline Boulevard, Suite 800N, Corpus Christi, Texas, U.S.A., 78401.

Manner of Solicitation and Expenses

This proxy solicitation is made on behalf of our Board. Solicitation of proxies may be made by our directors, officers and employees personally, by telephone, mail, facsimile, e-mail, internet or otherwise, but they will not be specifically compensated for these services. We will bear the expenses incurred in connection with the solicitation of proxies for the Annual Meeting. Upon request, we will also reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of Shares as of the Record Date.

Record Date and Voting Shares

Our Board has fixed the close of business on May 29, 2026, as the Record Date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date there were 494,872,366 Shares issued, outstanding and entitled to vote at the Annual Meeting. Holders of Shares are entitled to one vote at the Annual Meeting for each Share held of record as of the Record Date. There is no cumulative voting in the election of directors.

Quorum

A quorum is necessary to hold a valid meeting of our stockholders. The required quorum for the transaction of business at the Annual Meeting is one-third of our issued and outstanding Shares as of the Record Date.

In order to be counted for purposes of determining whether a quorum exists at the Annual Meeting, Shares must be present at the Annual Meeting either in person or represented by proxy. Shares that will be counted for purposes of determining whether a quorum exists will include:

●	Shares represented by properly executed proxies for which voting instructions have been given, including proxies which are marked "Abstain" or "Withhold" for any matter;

●	Shares represented by properly executed proxies for which no voting instruction has been given; and

●	broker non-votes.

Broker Non-Votes

Broker non-votes occur when Shares held by a broker for a beneficial owner are not voted with respect to a particular proposal (each, a "Proposal") presented at the Annual Meeting because the broker has not received voting instructions from the beneficial owner and the broker does not have discretionary authority to vote such Shares. Under the broker voting rules of the NYSE American, the ratification of the appointment of PricewaterhouseCoopers LLP, as our independent registered public accounting firm for the fiscal year ending July 31, 2026 (Proposal Two), is considered a "routine" matter, and the election of directors (Proposal One) and the non-binding, annual advisory vote on executive compensation (Proposal Three) are considered "non-routine" matters.

Entitlement to Vote

If you are a registered holder of Shares as of May 29, 2026, the Record Date for the Annual Meeting, you may vote those Shares in person at the Annual Meeting or by proxy in the manner described below under "- Voting of Proxies". If you hold Shares in "street name" through a broker or other financial institution, you must follow the instructions provided by your broker or other financial institution regarding how to instruct your broker or financial institution in respect of voting your Shares.

Voting of Proxies

Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. All Shares represented by valid proxies that we receive, and that are not revoked, will be voted in accordance with your instructions on the Proxy Card or as instructed via internet. You may specify whether your Shares should be voted for all, withhold all or for all except one or more of the nominees you specify with respect to Proposal One. You may specify whether your Shares should be voted for, against or abstain with respect to Proposals Two and Three. If you properly submit a proxy without giving specific voting instructions, your Shares will be voted in accordance with our Board's recommendations as noted below. Voting by proxy will not affect your right to attend the Annual Meeting.

If your Shares are registered directly in your name through our stock transfer agent, Transfer Online, Inc., or you have stock certificates registered in your name, you may vote by any of the following methods pursuant to the instructions set forth in the Proxy Card:

By Internet. Go to www.proxyvote.com or scan the QR code provided in your Proxy Card with your smartphone. Have your Proxy Card or voting instruction card in hand when you access the voting website. On the internet voting site, you can confirm that your instructions have been properly recorded. If you vote on the internet, you can also request electronic delivery of future proxy materials.

Internet voting for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on July 22, 2026.

By Telephone. Call 1-800-690-6903 from a touch-tone telephone and follow the instructions. You should have your Proxy Card in hand when you call. Telephone voting for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on July 22, 2026.

By Mail. You can vote by mail by completing, signing, dating and returning your Proxy Card as instructed on the card. If you sign the Proxy Card, but do not specify how you want your Shares voted, they will be voted in accordance with our Board's recommendations as noted below. Please see the Proxy Card for instructions.

In Person. If you are a stockholder of record, you will also be able to vote your Shares by participating in the Annual Meeting.

You may receive more than one Proxy Statement and Proxy Card or voting instruction card if you hold Shares in more than one account, which may be in registered form or held in street name. Please vote in the manner described above for each account to ensure that all of your Shares are voted. The time limit for the deposit of proxies may be waived or extended by the chairperson of the Annual Meeting, at the chairperson's discretion, without notice.

If you own your Shares through a brokerage account or in other nominee form, you should follow the instructions you receive from the record holder to see which voting methods are available.

Inspector of Elections

All votes will be tabulated by the inspector of elections appointed for the Annual Meeting. Each Proposal will be tabulated separately.

Revocation of Votes

You may revoke your proxy at any time before it is voted by:

(a)	filing a written notice of revocation of proxy with our Secretary at any time before the taking of the vote at the Annual Meeting;

(b)	executing a later-dated proxy and delivering it to our Secretary at any time before the taking of the vote at the Annual Meeting; or

(c)

attending at the Annual Meeting and giving affirmative notice that you intend to revoke your proxy and are voting in person. Please note that your attendance at the Annual Meeting will not, in and of itself, revoke your proxy.

All Shares represented by properly executed proxies received at or prior to the Annual Meeting that have not been revoked will be voted in accordance with the instructions of the stockholder who has executed the proxy. If no choice is specified in a proxy, the Shares represented by the proxy will be voted FOR all matters to be considered at the Annual Meeting as set forth in the accompanying Notice of Annual Meeting. The Shares represented by proxy will also be voted for or against such other matters as may properly come before the Annual Meeting in the discretion of the persons named in the proxy as proxyholders. We are currently not aware of any other matters to be presented for action at the Annual Meeting other than those described herein.

Any written revocation of a proxy or subsequent later-dated proxy should be delivered to us at 500 North Shoreline Boulevard, Suite 800N, Corpus Christi, Texas, U.S.A., 78401, Attention: Secretary.

Votes Required

Proposal One – Election of Directors: The affirmative vote of the holders of a plurality of our Shares represented at the Annual Meeting in person or by proxy and entitled to vote thereon is required for the election of our directors. This means that the nominees who receive the greatest number of votes for each open seat will be elected. Stockholders may vote in favor of the election of directors or withhold authority to vote with respect to one or more directors. Under the plurality voting standard, votes marked "For" will be counted in favor of the director nominee and broker non-votes and votes withheld shall have no effect on the election of a director.

Proposal Two – Appointment of Independent Registered Public Accountants: The affirmative vote of the holders of a majority of Shares represented at the Annual Meeting in person or by proxy and entitled to vote thereon is required for the ratification of the appointment of our independent registered public accountants. Stockholders may vote in favor of or against this Proposal or they may abstain. Abstentions are deemed to be "votes cast" and will have the same effect as a vote against this Proposal. Since this Proposal is considered a "routine" matter, if you do not provide voting instructions to your broker regarding this Proposal, your broker will be permitted to exercise discretionary authority to vote your Shares on this Proposal. Failure by your broker to exercise this discretionary authority will have no effect on approval of this Proposal.

Proposal Three – Executive Compensation: The vote to approve the compensation of our named executive officers (commonly known as a "say-on-pay" vote) is advisory and, therefore, not binding on us, our Compensation Committee or our Board. The affirmative vote of the holders of a majority of Shares represented at the Annual Meeting in person or by proxy and entitled to vote thereon is required for the non-binding advisory vote on executive compensation. Stockholders may vote in favor or against this Proposal or they may abstain. Abstentions are deemed to be "votes cast" and will have the same effect as a vote against this Proposal. Since this Proposal is considered a "non-routine" matter, meaning your bank, broker, trust or other nominee does not have discretionary authority to vote on such Proposal, broker non-votes will have no effect on approval of this Proposal.

Stockholder Proposals

No proposals have been received from any stockholder for consideration at the Annual Meeting.

Voting Results

The preliminary voting results will be announced at the Annual Meeting, and we will publish the voting results in a Current Report on Form 8-K (the "Form 8-K"), which we expect to file with the SEC within four business days of the Annual Meeting. If final results are unavailable when we file the Form 8-K, then we will file an amendment to the Form 8-K to disclose the final voting results within four business days after the final voting results are known.

Other Matters

It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If other matters are properly presented, however, the persons named as proxyholders will vote in accordance with their best judgment on such matters. The grant of a proxy also will confer discretionary authority on the persons named as proxyholders to vote in accordance with their best judgment on matters incidental to the conduct of the Annual Meeting.

No Rights of Appraisal

There are no rights of appraisal or similar rights of dissenters with respect to the matters that are the subject of this proxy solicitation under the laws of the State of Nevada, our certificate of incorporation or our bylaws.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of the following persons has any substantial interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted on at the Annual Meeting, other than: (i) elections to office; and (ii) as named executive officers in respect of whose compensation the non-binding advisory vote on executive compensation will be held:

●	each person who has been one of our directors or executive officers at any time since the beginning of our last fiscal year;

●	each nominee for election as one of our directors; or

●	any associate of any of the foregoing persons.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of June 2, 2026, by:

●	each person who is known by us to beneficially own more than 5% of Shares;

●

each of our Chief Executive Officer ("CEO"), Chief Financial Officer and those executive officers that earned in excess of $100,000 during the fiscal years ended July 31, 2025, 2024 and 2023 (each, a "Named Executive Officer" or "NEO");

●	each director; and

●	all of our directors and executive officers as a group.

The number of Shares beneficially owned and the related percentages are based on 494,872,366 Shares outstanding as of June 2, 2026.

For the purposes of the information provided below, Shares that may be issued upon the exercise or conversion of stock options, warrants and other rights to acquire Shares that are exercisable or convertible within 60 days following June 2, 2026, are deemed to be outstanding and beneficially owned by the holder for the purpose of computing the number of shares and percentage ownership of that holder, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (1)	Percentage of Beneficial Ownership
Directors and Named Executive Officers:
Amir Adnani	6,293,955 (2)	1.3%
Spencer Abraham	911,048 (3)	*
David Kong	302,188 (4)	*
Vincent Della Volpe	449,138 (5)	*
Gloria Ballesta	351,798 (6)	*
Trecia Canty	167,770 (7)	*
Scott Melbye	1,669,398 (8)	*
Brent Berg	51,837 (9)	*
Josephine Man	157,173 (10)	*
Pat Obara	1,361,067 (11)	*
All directors and executive officers as a group (9 persons)	10,354,305 (12)	2.1%
5% Stockholders:
BlackRock, Inc. 50 Hudson Yards New York, New York, U.S.A., 10001	29,529,945 (13)	6.0%
Global X Management Company LLC 605 3rd Avenue, 43rd Floor New York, New York, U.S.A., 10158	29,330,327 (14)	5.9%
State Street Corporation 1 Congress Street, Suite 1 Boston, Massachusetts, U.S.A., 02114	25,197,752 (15)	5.1%
T. Rowe Price Associates, Inc. 1307 Point Street Baltimore, Maryland, U.S.A., 21231	76,128,060 (16)	15.4%
Vanguard Capital Management LLC 100 Vanguard Blvd. Malvern, Pennsylvania, U.S.A., 19355	25,274,033 (17)	5.1%

Notes:

*	Less than one percent.
(1)

Under Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of such security; and (ii) investment power, which includes the power to dispose or direct the disposition of the security. Certain Shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the Shares). In addition, Shares are deemed to be beneficially owned by a person if the person has the right to acquire the Shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of our Shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding Shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of Shares actually outstanding as of the date of this Proxy Statement. As of June 2, 2026, there were 494,872,366 Shares issued and outstanding.

(2)

This figure represents (i) 5,379,214 Shares held directly or indirectly by Mr. Adnani; (ii) 3,000 Shares held of record by Mr. Adnani's wife; (iii) stock options to purchase 114,915 Shares that have vested or will vest within 60 days of the date hereof; (iv) 375,031 Shares issuable pursuant to restricted stock units that will vest within 60 days of the date hereof; and (v) 421,795 Shares issuable pursuant to performance based restricted stock units that will vest within 60 days of the date hereof. Performance based restricted stock units that will vest within 60 days of the date hereof are subject to the achievement of performance criteria and are included assuming maximum payout based on an estimation of performance, which Shares may be paid out in lesser amounts, or not at all.

(3)

This figure represents (i) 705,859 Shares held directly by Mr. Abraham; (ii) stock options to purchase 178,389 Shares that have vested or will vest within 60 days of the date hereof; and (iii) 26,800 Shares issuable pursuant to restricted stock units that will vest within 60 days of the date hereof.

(4)

This figure represents (i) 182,237 Shares held directly by Mr. Kong; (ii) stock options to purchase 109,211 Shares that have vested or will vest within 60 days of the date hereof; and (iii) 10,740 Shares issuable pursuant to restricted stock units that will vest within 60 days of the date hereof.

(5)

This figure represents (i) 207,228 Shares held directly by Mr. Della Volpe; (ii) stock options to purchase 231,170 Shares that have vested or will vest within 60 days of the date hereof; and (iii) 10,740 Shares issuable pursuant to restricted stock units that will vest within 60 days of the date hereof.

(6)

This figure represents (i) 102,888 Shares held directly by Ms. Ballesta; (ii) stock options to purchase 238,170 Shares that have vested or will vest within 60 days of the date hereof; and (iii) 10,740 Shares issuable pursuant to restricted stock units that will vest within 60 days of the date hereof.

(7)

This figure represents (i) 13,595 Shares held directly by Ms. Canty; (ii) stock options to purchase 143,435 Shares that have vested or will vest within 60 days of the date hereof; and (iii) 10,740 Shares issuable pursuant to restricted stock units that will vest within 60 days of the date hereof.

(8)

This figure represents (i) 1,166,536 Shares held directly by Mr. Melbye; (ii) stock options to purchase 369,560 Shares that have vested or will vest within 60 days of the date hereof; (iii) 61,507 Shares issuable pursuant to restricted stock units that will vest within 60 days of the date hereof; and (iv) 71,795 Shares issuable pursuant to performance based restricted stock units that will vest within 60 days of the date hereof. Performance based restricted stock units that will vest within 60 days of the date hereof are subject to the achievement of performance criteria and are included assuming maximum payout based on an estimation of performance, which Shares may be paid out in lesser amounts, or not at all.

(9)

This figure represents (i) 5,611 Shares held directly by Mr. Berg; (ii) stock options to purchase 35,837 Shares that have vested or will vest within 60 days of the date hereof; and (iii) 10,389 Shares issuable pursuant to restricted stock units that will vest within 60 days of the date hereof.

(10)

This figure represents (i) 41,323 Shares held directly by Ms. Man: (ii) stock options to purchase 99,752 Shares that have vested or will vest within 60 days of the date hereof; and (iii) 16,098 Shares issuable pursuant to restricted stock units that will vest within 60 days of the date hereof.

(11)

On October 1, 2024, Mr. Obara stepped down as our Chief Financial Officer and was succeeded by Josephine Man as Chief Financial Officer, Treasurer and Secretary and was appointed as Senior Vice President, Administration. He ceased to be an executive officer as of such date. This figure represents (i) 851,378 Shares held directly by Mr. Obara; (ii) stock options to purchase 405,298 Shares that have vested or will vest within 60 days of the date hereof; (iii) 46,058 Shares issuable pursuant to restricted stock units that will vest within 60 days of the date hereof; and (iv) 58,333 Shares issuable pursuant to performance based restricted stock units that will vest within 60 days of the date hereof. Performance based restricted stock units that will vest within 60 days of the date hereof are subject to the achievement of performance criteria and are included assuming maximum payout based on an estimation of performance, which Shares may be paid out in lesser amounts, or not at all.

(12)

This figure represents (i) 7,807,491 Shares; (ii) stock options to purchase 1,520,439 Shares that have vested or will vest within 60 days of the date hereof; (iii) 532,785 Shares issuable pursuant to restricted stock units that will vest within 60 days of the date hereof; and (iv) 493,590 Shares issuable pursuant to performance based restricted stock units.

(13)	Based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 26, 2024.
(14)	Based on a Schedule 13G/A filed with the SEC by Global X Management Company LLC on February 17, 2026.
(15)	Based on a Schedule 13G filed with the SEC by State Street Corporation on May 12, 2026.
(16)	Based on a Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc. on May 15, 2026.
(17)	Based on a Schedule 13G filed with the SEC by Vanguard Capital Management LLC on April 28, 2026.

Changes in Control

We have no knowledge of any arrangements, including any pledge by any person of our securities, the operation of which may, at a subsequent date, result in a change in our control.

PROPOSAL NUMBER ONE: ELECTION OF DIRECTORS TO OUR BOARD OF DIRECTORS

Election of Directors

Each of our directors is elected annually at our annual meeting of our stockholders and, upon the director's election, will hold office until our next annual meeting or until his or her successor is elected and qualified.

The persons named in the enclosed proxy card as proxyholders intend to vote FOR the election of the nominees listed below as directors unless instructed otherwise, or unless a nominee is unable or unwilling to serve. Our Board has no reason to believe that any nominee is currently unable or unwilling to serve, but if a nominee should determine not to serve, the persons named in the proxy card as proxyholders will have the discretion and intend to vote for another candidate that would be nominated by our Board.

The affirmative vote of a plurality of the votes present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors is required for the election of each nominee as a director. Our constating documents do not provide for cumulative voting in the election of directors.

If you hold your Shares through a broker, bank, or other financial institution, your Shares will not be voted on your behalf on the election of directors unless you complete and return the Voting Instruction Form or follow the instructions provided to you to vote your Shares via telephone or online. Because your broker does not have discretionary authority to vote on this proposal without instructions from you, if you do not instruct your broker, bank, or other financial institution how to vote, a "broker non-vote" will occur and your Shares will not be represented in the election of directors vote at the Annual Meeting.

Nominees for Election as Directors

Amir Adnani, Spencer Abraham, David Kong, Vincent Della Volpe, Gloria Ballesta and Trecia Canty have been nominated by our Board for election as directors. Each such individual is a current member of our Board and has consented to being named in this Proxy Statement and to serve as a director, if elected.

Our Nominating and Corporate Governance Committee regularly evaluates the expertise and needs of our Board to determine its membership and size. As part of this evaluation, the committee considers the skills, education, experience and background in the selection of candidates to serve on our Board. The committee also considers meeting attendance, preparation and engagement when evaluating existing director nominees.

We believe that the nominees for election as directors represent a desirable mix of backgrounds, skills and experiences. Additionally, we believe that the specific leadership skills and other experiences of the nominees, particularly their mining industry, senior leadership, international business, capital markets, accounting and financial, corporate governance and government and regulatory experience, provide us with the perspectives and judgment necessary to guide our strategies and monitor their execution.

Each nominee elected as a director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of such director's duties, including by attending meetings of our Board and its committees of which such director is a member.

See "- Director Qualifications and Experience" for further information.

Directors and Executive Officers

The following table sets out each of our current directors and executive officers and their respective ages as of the date hereof:

Name	Age	Position
Amir Adnani	48	President, CEO, Principal Executive Officer and Director
Spencer Abraham	73	Chairman (non-executive) and Director
David Kong	79	Director
Vincent Della Volpe	83	Director
Gloria Ballesta	50	Director
Trecia Canty	56	Director
Josephine Man	52	Chief Financial Officer, Treasurer, Secretary and Principal Accounting Officer
Scott Melbye	63	Executive Vice President
Brent Berg	54	Senior Vice President, U.S. Operations

On October 1, 2024, Josephine Man was appointed our Chief Financial Officer, Treasurer and Secretary, succeeding Pat Obara, who ceased to be an executive officer as of such date. On that date, Mr. Obara was appointed as our Senior Vice President, Administration.

The following describes the business experience of each of our current directors and each nominee for election to our Board, including other directorships held in reporting companies:

Amir Adnani. Amir Adnani is a founder of Uranium Energy Corp. and has served as our President and Chief Executive Officer and as a director since January 2005.

Over the past two decades under his leadership, we have become America's largest and fastest growing uranium company, with the largest uranium resource base and licensed production capacity in the United States, and one of the most extensive land and resource portfolios in Canada's Athabasca Basin.

Mr. Adnani serves on the World Nuclear Association Board of Management, contributing to governance, policy and strategy development. Mr. Adnani has represented the industry in key world forums and has given a variety of presentations at prominent industry conferences organized by the International Atomic Energy Agency, World Nuclear Fuel Market and the Milken Institute. He is a frequent contributor to the business media, including CNBC, The Wall Street Journal, Bloomberg and Fox Business News.

Mr. Adnani is the founder and Co-Chairman of GoldMining Inc. (TSX: GOLD and NYSE American: GLDG), a gold acquisition and development company, and Chairman of Uranium Royalty Corp. (TSX: URC and Nasdaq: UROY), the first and only publicly listed royalty company in the uranium sector. Mr. Adnani is also a founder of Gold Royalty Corp. (NYSE American: GROY), a gold royalty company where he served as a director from November 2020 to March 2023.

Mr. Adnani holds a Bachelor of Science degree from the University of British Columbia and was a director of the university's Alumni Association from 2015 to 2021.

We believe that Mr. Adnani's involvement with us since our inception and his business and uranium industry experience qualify him to serve as a director.

Spencer Abraham. Spencer Abraham has served as our Chairman (non-executive) since March 2017. Mr. Abraham served as Executive Chairman from October 2015 to March 2017 and as the Chairman of our Advisory Board from December 2012 to October 2015. Mr. Abraham is the Chairman and Chief Executive Officer of The Abraham Group LLC, an international strategic consulting firm based in Washington, D.C. President George W. Bush selected Mr. Abraham as the tenth Secretary of Energy of the United States in 2001. During his tenure at the Energy Department from 2001 to 2005, Mr. Abraham developed policies and regulations to ensure the nation's energy security, was responsible for the U.S. Strategic Petroleum Reserve, oversaw domestic oil and gas development policy and nuclear energy policy, developed relationships with international governments, including members of the Organization of the Petroleum Exporting Countries, and led the landmark nuclear nonproliferation HEU program between the United States and Russia. Mr. Abraham served as a United States Senator for the State of Michigan from 1995 to 2001. At a time when the Trump Administration and U.S. Congress are considering significant issues pertaining to the U.S. uranium mining sector, Mr. Abraham's expertise in the public policy arena is especially valuable and he is very actively involved in working with us to address these matters.

Mr. Abraham has served as a director of Two Harbors Investment Corp. (NYSE: TWO) since May 2014, as a director of PBF Energy Inc. (NYSE: PBF) since October 2012, and served as a director of NRG Energy, Inc. (NYSE: NRG) from December 2012 to April 2026. Previously, Mr. Abraham served as a director of Occidental Petroleum Corporation, as the U.S. Chairman of Areva Inc., the North American subsidiary of Areva, and on the boards of several other public and private companies.

Mr. Abraham holds a Juris Doctor degree from Harvard Law School and is an alumnus of Michigan State University.

We believe that Mr. Abraham's extensive experience in the energy sector, including directing key aspects of energy strategy as Secretary of Energy of the United States from 2001 to 2005, and as a board member of various public companies in the oil, gas and power sectors qualifies him to serve as the Chairman (non-executive) of our Board.

David Kong. David Kong has served on our Board since January 2011 and served as our lead independent director from June 2016 to May 2024. Mr. Kong is the Chairperson of our Audit Committee and is a member of our Compensation Committee, our Nominating and Corporate Governance Committee and our Sustainability Committee. Mr. Kong has also served as a director of GoldMining Inc., a public company listed on the Toronto Stock Exchange (the "TSX") and the NYSE American since October 2010, as a director of Silvercorp Metals Inc., a public company listed on the TSX and the NYSE American, from November 2011 to September 2023, and as a director of New Pacific Metals Corp., a public company listed on the TSX and the NYSE American, from November 2010 to December 2022.

Mr. Kong holds a Bachelor in Business Administration and earned his Chartered Accountant designation (CPA, CA) in British Columbia, Canada, in 1978. Mr. Kong was a partner at Ellis Foster, Chartered Accountants, from 1981 to 2004, before merging with EY (formerly Ernst & Young LLP), Chartered Professional Accountants, in 2005, where he was a partner until 2010. Mr. Kong is a certified director (ICD.D) of the Institute of Corporate Directors.

We believe that Mr. Kong's business experience and specialized expertise in finance and accounting qualify him to serve as a director.

Vincent Della Volpe. Vincent Della Volpe has served on our Board since July 2007 and is the Chairperson of our Compensation Committee and a member of our Audit Committee and our Nominating and Corporate Governance Committee. Mr. Della Volpe has served as a professional money manager for over 35 years, including as a senior portfolio manager of pension funds for Honeywell Corporation and as Senior Vice President of the YMCA Retirement fund in New York. Throughout his career, Mr. Della Volpe has particularly focused on the management of energy and utility equity portfolios, and he also has experience managing venture capital investments. Mr. Della Volpe holds a Bachelor of Arts in Accounting and an MBA in finance, both from Seton Hall University.

We believe that Mr. Della Volpe's prior business experience and specialized expertise in finance qualify him to serve as a director.

Gloria Ballesta. Gloria Ballesta has served on our Board since July 2018 and is the Chairperson of our Nominating and Corporate Governance Committee and a member of our Audit Committee, our Compensation Committee and our Sustainability Committee. Ms. Ballesta has served as the Chief Executive Officer of Camglo Management SAS, a private company providing software security solutions, since December 2023, and serves as a director of GoldMining Inc., a public company listed on the TSX and the NYSE American, since August 2010. Ms. Ballesta served as the Chief Executive Officer of Content Mode SAS, a contact center based in Colombia, from January 2016 to December 2023. Ms. Ballesta has experience managing administrative and compliance procedures for spin-offs, take-overs and financings of various public companies. Ms. Ballesta holds an LLB (Hons.) from the CEU Cardenal Herrera University in Spain and a Master's degree in Marketing and Business Management from ESIC School of Business in Spain.

We believe that Ms. Ballesta's significant international experience and experience serving as an independent director for other reporting companies qualify her to serve as a director.

Trecia Canty. Trecia Canty has served on our Board since March 2023 and is the Chairperson of our Sustainability Committee. Ms. Canty has over 25 years of experience in finance, strategic transactions, corporate governance, compliance, enterprise risk and ESG and has extensive energy industry experience, including exploration and production, public utilities, pipelines and related businesses in the United States and Canada. Since 2015, Ms. Canty has served as the Senior Vice President, General Counsel and Corporate Secretary and a member of the Executive Committee of PBF Energy Inc. (NYSE: PBF), a Fortune 200 company that is one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, lubricants and other petroleum products in the United States. Ms. Canty is a graduate of Dartmouth College and received a Master’s degree in Public Affairs from Princeton University's School of International and Public Affairs and a Juris Doctor from Columbia University’s School of Law.

We believe that Ms. Canty's extensive legal, regulatory and senior leadership experience in the energy industry qualifies her to serve as a director.

The following describes the business experience of each of our non-director executive officers:

Josephine Man. Josephine Man has served as our Chief Financial Officer, Treasurer and Secretary since October 2024. Ms. Man has over 29 years of experience in financial reporting, corporate finance, mergers and acquisitions, and risk management. Previously, from 2018 to 2025, Ms. Man served as Chief Financial Officer of Uranium Royalty Corp., a public company listed on the TSX and the Nasdaq Capital Market, where she was responsible for leading all finance functions and risk management, and served as Corporate Secretary from 2024 to 2025 and from 2019 to 2023. From 2020 to 2022, Ms. Man served as Chief Financial Officer of Gold Royalty Corp., a public company listed on the NYSE American. From 2010 to 2013, Ms. Man was an audit partner with Ernst & Young LLP in Vancouver. Ms. Man is a Chartered Professional Accountant, Certified Public Accountant (Washington) and Certified Public Accountant (Hong Kong). Ms. Man holds a Bachelor of Business Administration from Simon Fraser University and a Master of Business Administration from the University of British Columbia.

Scott Melbye. Scott Melbye has served as our Executive Vice President since September 2014. Mr. Melbye is a 42-year veteran of the nuclear energy industry having held key leadership positions in major global uranium mining companies and various industry organizations. He has passionately promoted the growth and competitiveness of the nuclear fuel cycle in supporting nuclear power as a clean, affordable and reliable source of energy to meet the world's ever-expanding needs.

As our Executive Vice President, Mr. Melbye is responsible for the uranium marketing and sales function and is a key contributor towards the achievement of our strategic growth objectives. Mr. Melbye currently serves as the Chief Executive Officer, President and a director of Uranium Royalty Corp., a public company listed on the TSX and the Nasdaq Capital Market. Previously, Mr. Melbye served as the Vice President, Commercial at Uranium Participation Corporation (now Sprott Physical Uranium Trust) from 2014 to 2018, and concurrently served as an advisor to the Chairman of Kazatomprom, the world’s leading uranium producer in Kazakhstan, guiding their business transformation process as it related to marketing and sales strategy. Through June 2014, Mr. Melbye was Executive Vice President, Marketing for Uranium One, responsible for global sales activities, where he expanded that company’s forward book, particularly in the emerging markets of the United Arab Emirates and China. He also supported the global investor-relations efforts of the Chief Executive Officer during the time that Uranium One was publicly traded on the TSX.

Prior to this, Mr. Melbye spent 22 years with the Cameco Group of companies, both at their Saskatoon head office and with their U.S. subsidiaries. He most recently served as President of Cameco Inc., the subsidiary responsible for managing that company's world-wide uranium marketing and trading activities (achieving annual sales exceeding 30 million pounds U3O8 through established relationships with most global nuclear utilities). Mr. Melbye's previous experience includes uranium brokerage and trading at Nukem Inc. in New York, and nuclear fuel procurement at the Palo Verde Nuclear Generating Station in Arizona.

Mr. Melbye is currently the President of the Uranium Producers of America ("UPA"). The UPA is the domestic mining organization that advocates for U.S. Government policies supportive of national energy, and security and interests of a strong and competitive American uranium industry. He is also a past Chair of the Board of Governors of the World Nuclear Fuel Market. Mr. Melbye is a frequent speaker at nuclear industry conferences and has participated in numerous high-level, United States and Canadian trade missions to markets such as Central Europe, China, India, United Arab Emirates and Mexico. Mr. Melbye has provided expert testimony before the U.S. House Oversight Committee on Department of Energy inventory dispositions, and the U.S. Senate Energy and Natural Resources Committee on regaining American nuclear leadership and foreign critical minerals dependency. In addition, he testified before the U.S. International Trade Commission on uranium imports from Kazakhstan following the dissolution of the Soviet Union. Mr. Melbye received a Bachelor of Science in Business Administration with degree specialization in International Business from Arizona State University in 1984.

Brent Berg. Brent Berg has served as our Senior Vice President, U.S. Operations since March 2024. Mr. Berg is a highly qualified mining and mineral processing professional with over 29 years of experience in the minerals industry, including more than 22 years in uranium production in the U.S. and Canada. Mr. Berg is the former President of Cameco Resources, where he led Cameco’s U.S. uranium In-Situ Recovery ("ISR") operations in Wyoming and Nebraska. This experience included management and oversight of Cameco's ISR facilities and the successful start-up and operation of its North Butte satellite ISR operation in Wyoming. Under his management, U.S. production reached over 2.6 million pounds prior to Cameco curtailing production due to market conditions. Mr. Berg also has extensive open pit and underground mining experience, including Cameco’s Key Lake, McArthur River and Rabbit Lake operations.

Most recently, Mr. Berg was the President and Chief Executive Officer of Rare Element Resources Ltd., where he was responsible for overall day-to-day management and operations of that company, including its strategic, financial and operational leadership. Mr. Berg is a Professional Engineer with a B.A.Sc. in Regional Environmental Systems Engineering from the University of Regina and an MBA from the University of Regina. In 2023, Mr. Berg completed a Master of Legal Studies, Magna Cum Laude, from the University of Arizona, with a focus on mining law and policy.

Director Qualifications and Experience

Our Nominating and Corporate Governance Committee and Board considers the following experiences, qualifications and skills, among others, in determining to recommend that individuals be nominated for election:

Mining Industry Experience

Directors who have experience serving on mining company boards, in senior leadership roles at mining companies and/or technical expertise in one or more of the following areas: production, mine operations, mine development, exploration, project development and mergers and acquisitions bring an understanding of our business and oversight of strategy.

Senior Leadership Experience

Directors who have experience serving in senior leadership roles at large/complex organizations bring strong abilities to motivate others, to identify and develop leadership qualities in others, to achieve strategic priorities and to create long-term value.

Public Company Board Experience

Directors who have experience serving on other public company boards bring knowledge of the operation of the board and relationships between the board, the chief executive officer and other senior management, insights on key issues, agenda setting, risk oversight, corporate governance, executive compensation and operational and compliance-related matters.

International Business Experience

Directors who have experience serving on other company boards or in senior leadership roles at other companies that have international operations bring knowledge of diverse business, political, cultural and regulatory environments.

Capital Markets Experience

Directors who have experience relating to capital markets bring knowledge of investor expectations and perspectives related to capital raising, capital structure, financing transactions, dispositions, mergers, acquisitions and other strategic transactions.

Accounting and Financial Reporting Experience

Directors who have past professional experience in finance or accounting and a requisite professional certification in accounting or experience serving as a chief executive officer, chief financial officer or as another senior officer with financial oversight responsibilities or experience serving on other public company audit committees, bring an understanding of financial oversight responsibilities required to oversee our financial reporting and internal control functions.

Corporate Governance, Safety, Health, Environment and Sustainability Experience	Directors who have experience relating to corporate governance, workplace safety, health, the environment and sustainability bring knowledge of leading practices to oversee strong performance.
Government, Regulatory and Public Policy Experience	Directors who have experience relating to government, regulatory or public policy matters bring knowledge helpful to operate in a complex regulatory environment.

The following identifies the relevant experiences, qualifications and skills possessed by our director nominees:

	Amir Adnani	Spencer Abraham	David Kong	Vincent Della Volpe	Gloria Ballesta	Trecia Canty
Mining Industry Experience	✔	✔	✔	✔	✔	✔
Senior Leadership Experience	✔	✔	✔			✔
Public Company Board Experience	✔	✔	✔	✔	✔
International Business Experience	✔	✔	✔	✔	✔	✔
Capital Markets Experience	✔		✔	✔		✔
Accounting and Financial Reporting Experience	✔		✔	✔	✔	✔
Corporate Governance, Safety, Health, Environment and Sustainability Experience	✔	✔	✔	✔	✔	✔
Government, Regulatory and Public Policy Experience		✔				✔

Term of Office

Pursuant to our Bylaws, as amended, all of our directors hold office until the next annual meeting of our stockholders or until their successors are elected and qualified. Our officers are appointed by our Board and hold office until their successors are appointed and qualified.

Significant Employees

There are no significant employees other than our executive officers.

Family Relationships

There is no family relationship between any of our executive officers or directors.

Meeting Attendance

Our Board held seven meetings in person or by teleconference during the fiscal year ended July 31, 2025 ("Fiscal 2025"). During Fiscal 2025, each director attended 100% of the total number of meetings of the Board held during Fiscal 2025. Each director attended 100% of the total number of meetings held by the Board committees on which the director served during Fiscal 2025.

We do not have a formal policy with respect to director attendance at annual stockholders' meetings; however, all directors are encouraged to attend. All directors attended the 2025 annual meeting of stockholders in person or by teleconference.

Board Independence

Our Board has determined that Spencer Abraham, David Kong, Vincent Della Volpe, Gloria Ballesta and Trecia Canty each qualify as independent directors under the listing standards of the NYSE American.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE DIRECTOR NOMINEES AS SET FORTH ABOVE. DIRECTORS ARE ELECTED BY A PLURALITY OF THE VOTES CAST.

Board Committees

Our Board currently has four standing committees, being the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Sustainability Committee. These committees operate pursuant to respective charters adopted by our Board, each of which are posted on our website at www.uraniumenergy.com.

The following sets forth information relating to our Board's committees:

Audit Committee

Our Audit Committee is currently comprised of David Kong, Vincent Della Volpe and Gloria Ballesta. Our Board has determined that each member of our Audit Committee meets the applicable independence standards of the NYSE American for audit committee membership. Mr. Kong is the Chairperson of our Audit Committee. Our Board has determined that Mr. Kong satisfies the criteria for an audit committee financial expert under Item 407(d)(5) of Regulation S-K of the rules of the SEC. Each Audit Committee member is able to read and understand fundamental financial statements, including our consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows.

Our Audit Committee meets with management and our external auditors to review matters affecting our financial reporting, the system of internal accounting and financial controls and procedures, audit procedures and audit plans. Our Audit Committee reviews significant financial risks and any off-balance sheet transactions and is involved in the appointment of senior financial executives. Our Audit Committee is mandated to monitor our annual audit, quarterly review and the preparation of financial statements and to review and recommend to our Board all financial disclosure contained in our public documents. Our Audit Committee is also mandated to appoint an external auditor, monitor their qualifications and independence and determine the appropriate level of their remuneration. Our external auditor reports directly to our Audit Committee and to our Board. Our Audit Committee and Board each have the authority to terminate the external auditor's engagement (subject to confirmation by our stockholders). Our Audit Committee also approves in advance any permitted services to be provided by its external auditor which are not related to the audit.

Our Audit Committee is mandated to identify and monitor enterprise risks, including oversight of cyber security, in order to mitigate information security risks. Our Audit Committee receives reports from management at Audit Committee meetings held quarterly that identify cyber security risks and the measures taken to mitigate such risks. Additionally, we carry a cyber liability insurance policy. Our employees and contractors are trained in the application of our cyber security policy, including procedures to protect our users and information technology infrastructure.

We will provide appropriate funding as determined by our Audit Committee to permit our Audit Committee to perform its duties and to compensate its advisors. Our Audit Committee, at its discretion, has the authority to initiate special investigations and, if appropriate, hire special legal, accounting or other outside advisors or experts to assist our Audit Committee to fulfill its duties.

Our Audit Committee discharged its mandate in respect of Fiscal 2025, including the review and recommendation to our Board of all financial disclosure contained in our public documents. Our Audit Committee held four meetings in person during Fiscal 2025. Our Audit Committee met without our management being present at its meeting with respect to our fiscal year end.

Report of our Audit Committee

Our Audit Committee has reviewed and discussed our audited consolidated financial statements for Fiscal 2025 with our management. In addition, our Audit Committee has discussed with our independent registered public accounting firm, PricewaterhouseCoopers LLP, Chartered Professional Accountants, the matters required to be discussed in accordance with Auditing Standard No. 1301 Communication with Audit Committees. Our Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP's communications with our Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP their independence. Based on the discussions and reviews referenced above, our Audit Committee recommended to our Board that the audited consolidated financial statements for Fiscal 2025 be included in our Annual Report on Form 10-K. Our Audit Committee has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending July 31, 2026. This report is provided by the following independent directors who comprise our Audit Committee: David Kong; Vincent Della Volpe; and Gloria Ballesta.

Compensation Committee

Our Compensation Committee is currently comprised of Vincent Della Volpe, David Kong and Gloria Ballesta. Our Board has determined that each member of our Compensation Committee meets the compensation committee independence standards of the NYSE American. Mr. Della Volpe is the Chairperson of our Compensation Committee.

Our Compensation Committee is responsible for considering and authorizing terms of employment and compensation of directors, executive officers and employees and providing advice on compensation structures in the various jurisdictions in which we operate. In addition, our Compensation Committee reviews and oversees our overall compensation objectives and any significant modifications made to employee benefit plans, including those applicable to directors and executive officers, and proposes any awards of stock options and incentive and deferred compensation benefits. Our Compensation Committee held three meetings in person during Fiscal 2025, including without management present.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is comprised of Gloria Ballesta, Vincent Della Volpe and David Kong. Our Board has determined that each member of our Nominating and Corporate Governance Committee meets the independence standards of the NYSE American. Ms. Ballesta is the Chairperson of our Nominating and Corporate Governance Committee.

Our Nominating and Corporate Governance Committee is responsible for developing an appropriate approach to corporate governance issues and compliance with governance rules. Our Nominating and Corporate Governance Committee is also mandated to plan for Board succession, including recommending director candidates, reviewing board procedures, size and organization and monitoring senior management with respect to governance issues.

Our Nominating and Corporate Governance Committee identifies individuals believed to be qualified to become members of our Board and executive officers and recommends individuals to fill vacancies. There are no minimum qualifications for consideration for nomination to be a director or executive officer. Our Nominating and Corporate Governance Committee assesses all nominees using generally the same criteria. In nominating candidates, our Nominating and Corporate Governance Committee takes into consideration such factors as it deems appropriate, including skills, knowledge, experience and personal character, as well as our needs.

Our Nominating and Corporate Governance Committee has performed a review of the experience, qualifications, attributes and skills of our director nominees and believes that our director nominees possess a variety of complementary skills and characteristics, including the following:

●	personal characteristics, including leadership, character, integrity, accountability, sound business judgment and personal reputation;

●	successful business or professional experience;

●	various areas of expertise or experience;

●	willingness and ability to commit the necessary time to fully discharge the responsibilities of a director in connection with our affairs;

●	a demonstrated commitment to our success; and

●	diverse perspectives, qualifications and knowledge.

For a discussion of the specific backgrounds and qualifications of our director nominees, see "- Directors and Executive Officers" and "- Director Qualifications and Experience" in this Proxy Statement.

Our Nominating and Corporate Governance Committee considers nominees recommended by stockholders if such recommendations are made in writing to our Nominating and Corporate Governance Committee and evaluates nominees for election in the same manner whether the nominee has been recommended by a stockholder or otherwise. To recommend a nominee, please write to our Nominating and Corporate Governance Committee, c/o Uranium Energy Corp., at 500 North Shoreline Boulevard, Suite 800N, Corpus Christi, Texas, U.S.A., 78401.

Our Nominating and Corporate Governance Committee held two meetings in person during Fiscal 2025, including without management present.

Sustainability Committee

Our Sustainability Committee is comprised of Trecia Canty, David Kong and Gloria Ballesta. Our Board has determined that each member of our Sustainability Committee meets the independence standards of the NYSE American. Ms. Canty is the Chairperson of our Sustainability Committee.

Our Sustainability Committee is responsible for oversight of sustainability including environmental, social, health and safety matters. Our Sustainability Committee is mandated to oversee our framework for the development of environmental, social, health and safety policies and programs and performance thereunder. Our Sustainability Committee held two meetings in person during Fiscal 2025, including without management present.

CORPORATE GOVERNANCE

Corporate Governance Highlights

We are committed to good corporate governance, which promotes the long-term interests of our stockholders, strengthens Board and management accountability and helps build public trust in us. Our key governance practices include:

✓	Majority independent Board	✓	Adopted stock ownership guidelines

✓	Independent Chairperson	✓	Active stockholder engagement

✓	Independent Board committees	✓	Annual director elections

✓	Strong director attendance record	✓	Director Time Commitments Policy

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the "Code") that applies to all directors and officers. Our Code describes the legal, ethical and regulatory standards that must be followed by our directors and officers and sets forth high standards of business conduct applicable to each director and officer. As adopted, our Code sets forth written standards that are designed to deter wrongdoing and to promote, among other things:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	compliance with applicable governmental laws, rules and regulations;

●	the prompt internal reporting of violations of our Code to the appropriate person or persons identified in our Code; and

●	accountability for adherence to our Code.

A copy of our Code can be viewed on our website at www.uraniumenergy.com.

Director Time Commitments Policy

Our Board believes that wider perspectives and best practices learned by directors serving in other public directorships must be balanced against the time commitment that service on boards entails. Therefore, we have adopted a Director Time Commitments Policy. The policy provides that our non-executive Chairman and any lead independent director, if one is appointed, shall be limited to serving on four public company boards, including our Board (excluding private companies and other non-public companies). Our Nominating and Corporate Governance Committee evaluates on at least an annual basis the outside director time commitments of our non-executive Chairman and any lead independent director. Our Director Time Commitments Policy can be viewed on our website at www.uraniumenergy.com. All of our directors are in compliance with our Director Time Commitments Policy as of the date of this Proxy Statement.

Amir Adnani, our President, CEO and a director, serves as a director on two additional public company boards: Uranium Royalty Corp.; and GoldMining Inc. As of June 2, 2026, we own approximately 12% of the outstanding shares of Uranium Royalty Corp.

Our Nominating and Corporate Governance Committee has reviewed Mr. Adnani's commitments on the board of directors of other publicly traded companies and has determined that, given our status as a significant shareholder of Uranium Royalty Corp. and Mr. Adnani's background and experience in the mining industry, Mr. Adnani currently has sufficient time to devote to our affairs to fulfill his responsibilities as a member of our Board of Directors. In making such determination, our Nominating and Corporate Governance Committee also considered that Mr. Adnani has attended 100% of all Board meetings in the last fiscal year and makes valuable contributions at the Board of Director level given his background and experience in mining and his role as a founder of Uranium Energy Corp.

Stock Ownership Guidelines

We adopted Stock Ownership Guidelines for our executive officers to further align the interests of our executive officers and stockholders. The Stock Ownership Guidelines provide that each executive officer should attain a specified level of ownership of Shares equal to a multiple of their base compensation within five years of the executive officer's first appointment to their role. The stock ownership requirement is three times (3x) base compensation for our President and CEO and one times (1x) base compensation for our other executive officers. Unvested equity awards are not included in calculating compliance with the Stock Ownership Guidelines. As of the date hereof, each of our executive officers meet such guidelines. While there is no formal guideline for non-executive directors currently, each of the non-executive directors currently have meaningful ownership of Shares in an amount equal to at least three times their annual retainer, and twenty-nine times their annual retainer on average across the non-executive directors.

Board Leadership Structure

Amir Adnani serves as our President and CEO and Spencer Abraham serves as our independent Chairman. Our Board takes an active role in risk oversight. Our executive officers report any significant risks that come to their attention to our Board. Our Audit Committee reviews significant financial and enterprise risks and reports them to our Board as well.

Director Onboarding and Education

Our Nominating and Corporate Governance Committee oversees director orientation and continuing education programs. Our onboarding program includes a detailed review of each business segment from a financial and operational perspective, our health, safety and environmental programs and practices, and the Board’s expectations of each director, among other topics.

Our directors are expected to keep current on issues affecting us and our industry and on developments with respect to their general responsibilities as directors. We pay reasonable expenses for ongoing director education to enable directors to perform their duties. Ongoing director training includes presentations by senior management as well as outside advisors and experts.

Insider Trading and Related Policies

On November 20, 2023, our Board adopted an updated Insider Trading, Reporting and Blackout Policy (the "Insider Trading, Reporting and Blackout Policy"), which governs the purchase, sale and/or other dispositions of securities by our directors, officers and employees, as well as those of our subsidiary companies, and is designed to promote compliance with insider trading laws, rules and regulations as part of our commitment to ethical and lawful business conduct.

We have also adopted an Anti-Hedging and Anti-Pledging Policy and Clawback Policy. See "Compensation Discussion and Analysis" for further information on these policies.

Copies of our committee charters, the policies referenced herein and our other selected governance documents are available on our website at www.uraniumenergy.com.

Diversity Policy

Our Board has adopted a written diversity policy (the "Diversity Policy") that sets out our approach to diversity for our Board and among our executive officers. Our Nominating and Corporate Governance Committee and our Board aim to attract and maintain directors and an executive team that have an appropriate mix of diversity, skill and expertise.

Our director nominees identify as 67% ethnically diverse and 33% female. Our executive officers identify as 50% ethnically diverse and 25% female. Our Board believes that having directors with diverse backgrounds and experiences can enhance the effectiveness of our Board and our long-term performance.

Human Rights Policy

We have adopted a Human Rights Policy (the "Human Rights Policy") that applies comprehensive standards to our operations across all geographic locations regarding the protection of human rights. Our Human Rights Policy can be viewed on our website at www.uraniumenergy.com.

Certain Relationships and Related Party Transactions

Except as described below, since the beginning of Fiscal 2025, none of our directors, nominees for director, officers or principal stockholders, nor any immediate family members of the foregoing, has or have any material interest, direct or indirect, in any transaction, or in any proposed transaction, in which we are or were a participant and in which the amount involved exceeds $120,000.

During Fiscal 2025, we incurred $28,509 in general and administrative costs paid to Blender Media Inc. ("Blender"), a company controlled by Arash Adnani, a direct family member of our President and CEO, for various services, including information technology, corporate branding, media, website design, maintenance and hosting. Our President and CEO does not sit on any of our Board's key committees: Audit Committee; Compensation Committee; Nominating and Corporate Governance Committee; or Sustainability Committee. Blender is an award-winning design agency and a leader of investor marketing in North America. Blender works with over 500 private and publicly traded companies on all major stock exchanges, including the NYSE, NASDAQ and TSX.

As of July 31, 2025 the amount owing to Blender totaled $108.

Our Audit Committee is charged with reviewing and approving all related party transactions and reviewing and making recommendations to our Board, or approving any contracts or other transactions with any of our current or former executive officers. The charter of our Audit Committee sets forth our written policy for the review of related party transactions.

Conflicts of Interest

To our knowledge, and other than as disclosed in this Proxy Statement, there are currently no known existing or potential conflicts of interest among us, our promoters, directors and officers, or other members of management, or any proposed director, officer or other member of management as a result of their outside business interests, except that certain of the directors and officers serve as directors and officers of other companies and, therefore, it is possible that a conflict may arise between their duties to us and their duties as a director or officer of such other companies.

Stockholder Outreach

We view our relationship with out stockholders as an important corporate governance practice. Regular engagement with our stockholders helps us to understand investor expectations for performance and reporting and helps to shape our corporate governance and executive compensation policies. We proactively engage with stockholders and other stakeholders throughout the year to learn their perspectives on our Company and on significant issues.

In Fiscal 2025, our stockholder engagement activities included one-on-one meetings and regular investor calls, which help us engage and have an open and constructive dialogue with stockholders and other stakeholders. This engagement helped us better understand stockholder priorities and perspectives, and provided us the opportunity to elaborate on our initiatives and progress. Our Board and our management value and consider such feedback along with stockholder support and feedback  at our annual meetings, when reviewing our strategies and business and governance practices.

During stockholder engagement meetings, we have discussed, among other things, our ongoing strategic plan, share price performance, capital allocation strategy, executive compensation, production ramp-up and other matters.

Stockholder Communications

Stockholders may contact an individual director, our Board as a group or a specified Board committee or group, including any non-employee directors as a group, either by: (i) writing to Uranium Energy Corp., at 500 North Shoreline Boulevard, Suite 800N, Corpus Christi, Texas, U.S.A., 78401, Attention: Secretary; or (ii) sending an e-mail message to info@uraniumenergy.com.

Our Secretary will conduct an initial review of all such stockholder communications and will forward the communications to the persons to whom it is addressed, or if no addressee is specified, to the appropriate committee of our Board or the entire Board depending on the nature of the communication. Such communications will be assessed by the recipients as soon as reasonably practicable taking into consideration the nature of the communication and whether expedited review is appropriate.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our directors and officers, and the persons who beneficially own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Copies of all filed reports are required to be furnished to us pursuant to Rule 16a-3 promulgated under the Exchange Act. Based solely on the reports received by us and on the representations of the reporting persons, we believe that all such reports were timely filed during Fiscal 2025 within two business days as required by the SEC.

COMPENSATION DISCUSSION AND ANALYSIS

Oversight

Our Board has established a Compensation Committee that operates under a written charter approved by our Board. Our Compensation Committee is comprised of Vincent Della Volpe, David Kong and Gloria Ballesta. See "– Compensation Committee" for further information.

Our Compensation Committee is responsible for establishing and administering our executive and director compensation.

The responsibilities of our Compensation Committee, as stated in its charter, include the following:

●	review and approve our compensation guidelines and structure;

●	review and approve on an annual basis the corporate goals and objectives with respect to compensation for our CEO;

●	review and approve on an annual basis the evaluation process and compensation structure for our other officers, including base compensation, bonus, incentive and equity compensation; and

●	periodically review and make recommendations to our Board regarding the compensation of non-management directors.

Our Compensation Committee is responsible for developing the executive compensation philosophy and reviewing and recommending to our Board for approval all compensation policies and compensation programs for our executive team.

Independent Compensation Advisors

Our Compensation Committee retains on an annual basis an independent compensation advisor to provide advice on the structure and levels of compensation for our executive officers and directors and to undertake a comprehensive review of our incentive plans. In Fiscal 2025 our Compensation Committee retained Global Governance Advisors ("GGA") to provide independent compensation advice to our Compensation Committee and to our Board. GGA is an internationally recognized, independent advisory firm that provides counsel to boards of directors on matters relating to executive compensation and governance and has significant experience in the mining sector. GGA is retained to continually review the compensation levels for our executive officers and directors and short and long-term incentive plans, and to evaluate and make recommendations based on competitive market trends on our overall executive and director compensation philosophy, objectives and approach.

GGA's services in Fiscal 2025 included:

●	compensation philosophy validation;

●	peer group review;

●	executive compensation review and recommendations for our CEO, Chief Financial Officer, Executive Vice President and Senior Vice President, U.S. Operations;

●	review and design of our annual non-equity incentive plan;

●	review and design of our equity incentive plan, including performance criteria and vesting conditions;

●	non-executive director compensation review; and

●	review of compensation discussion and analysis in our Proxy Statement.

Fees paid for GGA's services were $44,398 and $66,747 for the fiscal year ended July 31, 2024 ("Fiscal 2024") and Fiscal 2025, respectively.

Our Compensation Committee reviews all fees and the terms of consulting services provided by GGA.

Overview of Executive Compensation Program

	What We Do ✓		What We Do NOT Do x
✓	DO align annual incentive pay and performance by linking annual incentive compensation to the achievement of performance goals tied to our strategic objectives.	x	NO guaranteed cash incentives, equity compensation or salary increases for executives except in limited scenarios in connection with their hiring.

✓	DO align long-term incentive pay and performance by linking a portion of long-term compensation to the achievement of relative and absolute total stockholder return ("TSR") goals.	x	NO full single trigger acceleration of annual equity awards granted to executives.

✓	DO cap payouts for annual incentive awards.	x	NO executive retirement plans for any of our executives.

✓	DO maintain rigorous stock ownership guidelines (3x base compensation for the CEO and 1x base compensation for other executive officers).	x	NO compensation or incentives that encourage unnecessary or excessive risk taking.

✓	DO maintain a clawback policy with respect to cash and equity incentive compensation.	x	NO tax gross ups.

✓	DO conduct annual compensation review and approval of our compensation philosophy and strategy.	x	NO pledging of any of our securities by directors, executive officers or other employees.

✓	DO appoint a Compensation Committee comprised entirely of independent directors.	x	NO hedging or derivative transactions by directors, executive officers or other employees involving our securities.

✓	DO use an independent compensation consultant engaged by our Compensation Committee.	x	NO perquisites for executives.

✓	DO have a majority of executive compensation at risk based on corporate performance.

In Fiscal 2025, with the recommendations put forth by GGA (the "GGA Recommendations"), our Compensation Committee maintained the following general principles in determining our executive and non-executive director total compensation plans.

We recognize that people are our primary asset and our principal source of establishing a competitive advantage. In order to recruit, motivate and retain the most qualified individuals as senior executive officers, we strive to maintain an executive compensation program that is competitive in the mining industry, which is a competitive, global labor market.

Our Compensation Committee's objective is to establish a compensation program that is designed to align with industry trends and attract and retain the best available talent while efficiently utilizing available resources. These objectives are achieved primarily through base compensation and equity compensation, designed to be competitive with comparable companies, and to align management's compensation with the long-term interests of our stockholders. In determining executive management's compensation, our Compensation Committee also takes into consideration our performance and financial condition.

In order to accomplish our goals and to ensure that our executive compensation program is consistent with its direction and business strategy, the compensation program for our senior executive officers is based on the following objectives:

●	to attract, motivate, retain and reward a knowledgeable and driven management team and to encourage them to attain and exceed performance expectations within a calculated risk framework; and

●	to reward each executive based on individual and corporate performance and to incentivize such executives to drive our current growth and sustainability objectives.

The following key principles guide our overall compensation philosophy:

●	compensation is designed to align executives to the critical business issues facing us;

●	compensation should be fair and reasonable to stockholders and be set with reference to the local market and similar positions of comparable companies;

●

a substantial portion of total compensation is at-risk and linked to individual efforts, as well as divisional and corporate performance. This ensures the link between executive pay and business performance;

●	an appropriate portion of total compensation should be equity-based, aligning the interests of executives with our stockholders; and

●	compensation should be transparent to our Board, executives and stockholders.

Benchmarking Compensation and Peer Groups

As we continued to scale our operations and balance sheet, our Compensation Committee reviewed our Peer Group (the "Peer Group") to ensure continued alignment with market comparables in both size and sector exposure.

In Fiscal 2025 our Compensation Committee commissioned a Peer Group review from GGA as part of a competitive compensation market update review of executive and director compensation in order to stay abreast of changes in the external market and to ensure that we continued to benchmark compensation with appropriate market comparators. In addition to external market trends, our Compensation Committee considered the complexity of our operations and the range of size of several of the appropriate comparable companies and, with the GGA Recommendations provided to them, revised our Peer Group from the prior year to address changes in the external market and to better reflect our business. Our Peer Group remained relatively consistent with the prior year and included uranium and precious metals mining and oil and gas companies publicly traded on major North American exchanges, of similar size to us, primarily from a market capitalization perspective, but also considering other factors such as revenue and total assets. Our Peer Group was used by our Compensation Committee to establish compensation levels for our executive officers and our directors.

In Fiscal 2025, with the GGA Recommendations, our compensation philosophy aimed to align both our executive officers' and directors' compensation around the median of our Peer Group. At the time of our Peer Group review, we were positioned at the 35th percentile on a market capitalization basis, and at the 39th percentile on a total assets basis compared with our Peer Group.

In Fiscal 2025 the following companies were removed from or added to our Peer Group:

Removed from Peer Group	Added to Peer Group
Black Stone Minerals, L.P.	Centrus Energy Corp.
Filo Corp.(*)	NuScale Power Corporation
Fission Uranium Corp.(*)	Oklo Inc.

Note:

(*)	Filo Corp. was acquired by BHP and Lundin Mining Corporation in 2025. Additionally, Fission Uranium Corp. was acquired by Paladin Energy Ltd. in 2024.

Removals from the Peer Group related to changes in the external market or reflected the increased scale and complexity of our operations. The peers added to our Peer Group were approved on the merit of industry/sector relevance where we are directly competing for talent, operations and size. Overall, adjustments made for the Peer Group were completed to address our operational and overall year over year total asset growth. When examining peer alternatives, a balanced approach that examined other uranium mining company peer groups was used to ensure that our Peer Group aligned within market norms.

In Fiscal 2025 our Peer Group was comprised of the following companies:

Our Peer Group
Cameco Corporation	Gulfport Energy Corporation	NuScale Power Corporation
Centrus Energy Corp.	Magnolia Oil & Gas Corporation	Oklo Inc.
Comstock Resources, Inc.	NexGen Energy Ltd.	Vital Energy, Inc.
Denison Mines Corp.	NGEx Minerals Ltd.
Energy Fuels Inc.	Northern Oil and Gas, Inc.

Named Executive Officers

Our Named Executive Officers for Fiscal 2025 were:

●	Amir Adnani, President and CEO;

●	Josephine Man, Chief Financial Officer, Treasurer and Secretary;

●	Scott Melbye, Executive Vice President;

●	Brent Berg, Senior Vice President, U.S. Operations; and

●	Pat Obara, former Secretary, Treasurer and Chief Financial Officer.

On October 1, 2024, Josephine Man was appointed our Chief Financial Officer, Treasurer and Secretary, succeeding Pat Obara, who ceased to be an executive officer as of such date. On that date, Mr. Obara was appointed as our Senior Vice President, Administration.

Compensation Elements and Rationale

Our executive compensation program consists of: base compensation; short-term incentive awards; and long-term incentive equity compensation.

Base Compensation

Base compensation is the foundation of the compensation program and is intended to compensate competitively relative to comparable companies within our industry and the marketplace where we compete for talent. Base compensation is a fixed component of the compensation program and is used as the base to determine elements of incentive compensation and benefits.

The base compensation paid to our NEOs is more particularly described under "- Compensation Arrangements".

Short-Term Incentive Awards

Our short-term incentive plan (the "STIP") is a variable component of compensation and has the objective of motivating our executive officers to achieve corporate objectives over a one-year period and to provide a means to reward the achievement of corporate milestones and fulfillment of our annual business plan. Our STIP provides an opportunity for an annual cash payout based on performance relative to the achievement of corporate performance and individual goals and metrics. Our STIP has a maximum payout opportunity, which is 200% of each executive officer's target STIP.

Our Compensation Committee establishes STIP performance goals, metrics, weightings and targets in the first quarter of each fiscal year. Each of our executive officers has a target STIP set as a percentage of their base compensation (each, a "Target Award"), with payouts based on a performance multiplier dependent on our corporate and individual performance. The performance multiplier and payouts achieved can range between 0% and 200% of each Target Award. No payout is awarded if our Compensation Committee deems that performance goals were not achieved. To determine Target Awards our Compensation Committee considers the breadth, scope and complexity of each executive officer's role, internal equity and whether the executive officer's incentive compensation is competitive relative to similarly situated executives at companies in our Peer Group.

The following sets forth our Fiscal 2025 base compensation and the formula for the payment of STIP awards.

The following sets forth the Target Awards expressed as a percentage of base compensation along with the corresponding corporate and individual performance weightings for our NEOs for Fiscal 2025.

		Fiscal 2025 Target Award		Performance Weighting
Executive Officer	Base Compensation	% of Base Compensation	Target Award	Corporate	Individual
Amir Adnani President and CEO	$660,000	110%	$726,000	90%	10%
Josephine Man Chief Financial Officer, Treasurer and Secretary	$200,000	50%	$100,000	65%	35%
Scott Melbye Executive Vice President	$335,000	70%	$234,500	65%	35%
Brent Berg Senior Vice President, U.S. Operations	$320,000	50%	$160,000	65%	35%
Pat Obara (1) Former Secretary, Treasurer and Chief Financial Officer	~~-~~	~~-~~	~~-~~	~~-~~	~~-~~

Note:

(1)	Mr. Obara did not participate in our STIP in Fiscal 2025.

Performance Scorecard

Our Compensation Committee establishes a performance scorecard in the first quarter of each fiscal year that sets out performance goals and metrics to guide and motivate our executives to execute on our strategy. At the end of each fiscal year, our Compensation Committee evaluates actual performance relative to the performance goals and metrics and recommends to our Board the payment of STIP awards. Our Compensation Committee and our Board may exercise discretion to pay cash bonuses outside of the STIP and to not pay STIP awards even if performance awards are earned.

In the first quarter of Fiscal 2025, our Compensation Committee selected performance goals and metrics within a performance scorecard. At the end of Fiscal 2025, our Compensation Committee evaluated the performance achieved relative to our performance goals and metrics. The corporate goals are viewed as critical to adding value to stockholders and cover a mix of operational, balance sheet, health and safety and business development criteria. The key performance indicators are provided in the balanced scorecard below. Each of the corporate objectives had met or exceeded the breakthrough stretch objectives resulting in a 200% multiplier for the corporate objectives component of the scorecard. Each executive officer was also evaluated on a set of individual performance objectives tied to their unique role, responsibility and time commitment.

The following sets forth our performance scorecard for Fiscal 2025.

	Weight		Performance Levels
Performance Metrics	CEO	Other Executive Officers	Threshold (50% of Target Award)	Target (100% of Target Award)	Breakthrough (200% of Target Award)	Result	Payout

Operational Objectives

1. Wyoming - Commencing operational ramp-up

2. Texas - Commencing construction at the Burke Hollow Project

3. Saskatchewan - Completion of an initial economic assessment at the Roughrider Project

						Operational Objectives:
Operational Objectives	31.5%	23%	One of three objectives	Two of three objectives	Three of three objectives	Three of three objectives completed	Breakthrough
			Strengthen our balance sheet to support growth initiatives using liquid assets comprised of cash and the fair value of physical uranium and equity holdings			Balance Sheet:
Balance Sheet	18%	13%	$50 million	$75 million	$100 million	Exceeded $100 million	Breakthrough
Total Recordable Injury			Promote high performing safe environments with no recordable injuries among employees
and Illness Incidence Rate	9%	7%	Rate below 4.8	Rate below 3.2	Rate below 1.6 and no fatalities	Rate: 1.59 and no fatalities	Breakthrough
Business Development	31.5%	23%	Increase production capacity and resources with accretive acquisition			Acquisition: Completed	Breakthrough
			CEO: Exceeded Expectations
CEO Individual Performance	10%	-	Below Expectations	Met Expectations	Exceeded Expectations	Individual Performance: Exceeded Expectations	Breakthrough
Other Executive			Other Executive Officers: Met Expectations			Individual
Officers Individual Performance	-	35%	Below Expectations	Met Expectations	Exceeded Expectations	Performance: Met Expectations	Target

Secondary Performance Considerations

In addition to the corporate objectives defined within our performance scorecard, our Compensation Committee also factored secondary performance considerations. Our broader sustainability objectives had the ability to reduce the corporate scorecard by up to 10% of the overall corporate multiplier. Our Sustainability Committee and Compensation Committee monitored overall satisfaction on the results of the following areas: in Wyoming and Texas – enhancing reclamation efforts for exploration drilling by implementing sediment control, soil recontouring and revegetation; in Wyoming – optimizing 11(e)2 byproduct management by using a bailer compactor, reducing waste volume and fuel consumption for shipments and continuing reclamation in mine unit 2 to meet expectations of stakeholders, including regulatory agencies and landowners; and at our Roughrider Project - continuing to advance environmental baseline studies.

Performance Goals and Metrics

Our Compensation Committee selected the following performance goals and metrics within our performance scorecard on the belief that these performance goals and metrics were aligned with our corporate strategy and could be impacted by our executive officers. In Fiscal 2025, the payout opportunities for threshold, target and breakthrough performance levels were set at 50%, 100% and 200% of each Target Award, respectively, with interpolation between performance levels.

Operational Objectives: Our Compensation Committee selected this metric based on the belief that achieving operational objectives will advance our ability to scale production and support additional extraction capacity. This metric required us to: (i) commence operational ramp-up at our Christensen Ranch Mine in Wyoming; (ii) commence construction at our Burke Hollow Project in Texas; and (iii) complete an initial economic assessment at our Roughrider Project in Saskatchewan. The target level of performance required us to achieve any two of three operational objectives, the threshold level of performance required us to achieve any one operational objective and the breakthrough level of performance required us to achieve all of the three operational objectives. The result was performance at 200%. As of July 31, 2025, we had achieved all of our operational objectives.

Balance Sheet: Our Compensation Committee selected this metric based on the belief that strengthening our balance sheet with at least $50 million of liquid assets comprised of cash and the fair value of physical uranium and equity holdings is important to support our growth initiatives. $75 million of liquid assets represented the target level of performance, $50 million of liquid assets represented the threshold level of performance and $100 million of liquid assets represented the breakthrough level of performance. The result was performance at 200%. As of July 31, 2025, we had cash, equities and inventory (excluding 103,545 pounds and 26,421 pounds of precipitated uranium and dried and drummed concentrate, respectively) of approximately $320.6 million (based on closing prices as of July 31, 2025).

Total Recordable Injury and Illness Incidence Rate: Our Compensation Committee selected this metric based on the belief that the Total Recordable Injury and Illness Incidence Rate ("IIR") is critical to our overall approach to promoting high performing safe environments. Our IIR is calculated by multiplying the total number of recordable injuries and illnesses at our operations, as determined in accordance with the safety standards established by the U.S. Occupational Safety and Health Administration ("OSHA") by 200,000 and dividing that result by the total number of hours worked by all employees at our operations. In this formula, 200,000 represents the number of hours that would be worked by 100 employees working 40 hours per week, 50 weeks per year and provides the standard base for calculating incidence rates for a year pursuant to OSHA guidance. An IIR below 3.2 represented the target level of performance, an IIR below 4.8 represented the threshold level of performance and an IIR below 1.6, with no work-related fatalities, represented the breakthrough level of performance. The result was performance at 200%. We achieved an IIR of 1.59 and had no work-related fatalities among employees at our operations.

Business Development: Our Compensation Committee selected this metric based on the belief that increasing production capacity and the acquisition of additional accretive uranium resources will build on our strategic objectives. The acquisition of our Sweetwater Plant and portfolio of uranium mining properties in Wyoming from Rio Tinto completed in December of 2024 represented an opportunity to add a 3,000-ton-per-day processing mill with licensed capacity of 4.1 million pounds U3O8 per year. The acquisition established our third hub-and-spoke ISR production platform and strengthened our position as the largest licensed uranium producer in the U.S. Completion of the acquisition represented the breakthrough level of performance. No threshold or target award opportunities were established for this metric. The result was breakthrough performance at 200%.

Individual Performance: Our Compensation Committee made a subjective determination of individual performance for each executive officer to determine whether the executive officer earned an award for performance in Fiscal 2025. Individual performance goals are defined for each executive officer based on their core area of responsibility. The CEO's individual objectives are set by our Compensation Committee, while the CEO's direct reports are determined by the CEO and approved by our Compensation Committee. Individual objectives are defined as either qualitative, quantitative or both.

Review of Executive Officer Performance

In Fiscal 2025 the following milestones were attained as a result of our executive officers having met their performance goals:

●	we completed the successful restart of uranium extraction at our Christensen Ranch Mine in Wyoming;

●	we advanced the phased ramp-up of mining activities at our Wyoming operations;

●	we commenced construction at our Burke Hollow Project in Texas, with our initial planned production area and a new satellite ion exchange facility;

●

we completed and filed a technical report summary in accordance with SEC Regulation S-K 1300 disclosing an initial economic assessment for our Roughrider Project in the Eastern Athabasca Basin of Saskatchewan, Canada, in November of 2024;

●

we completed the acquisition of our Sweetwater Plant and uranium assets in Wyoming from Rio Tinto in December of 2024. Our Sweetwater Plant added a 3,000-ton-per-day processing mill with licensed capacity of 4.1 million pounds U3O8 per year. The Sweetwater acquisition established our third hub-and-spoke ISR production platform and strengthened our position as the largest licensed uranium producer in the U.S.;

●	our President and CEO, Amir Adnani, was appointed to the World Nuclear Association board of management in April of 2025;

●

we generated revenue of $66.8 million from sales made in the first half of 2025 of 810,000 pounds of U3O8, at an average price of $82.52 per pound, from our physical portfolio, generating a gross profit of $24.5 million during Fiscal 2025; and

●	as at the end of Fiscal 2025 we had $320.6 million of cash, inventory(1) and equities at market prices(2).

Subsequent to Fiscal 2025:

●

our Sweetwater Plant in Wyoming was designated by the U.S. Government for fast-track permitting to add ISR capability. On completion our Sweetwater Plant will be the largest dual-feed uranium facility in the United States, licensed to process both conventional ore and ISR resin;

●

we launched UR&C, a wholly owned subsidiary, to pursue the feasibility of developing a new state-of-the-art American uranium refining and conversion facility, and received a docket number from the U.S. Nuclear Regulatory Commission;

●	we completed construction at our Burke Hollow Project in Texas;

●

we commenced uranium extraction at our Burke Hollow Mine. Uranium recovered from the ISR operation is processed at our Hobson Central Processing Plant, which has a licensed capacity of four million pounds of U3O8 per year;

●

we completed construction of header houses in wellfield 11 at our Christensen Ranch Mine in Wyoming and commenced uranium extraction from wellfield 11. Uranium recovered from the ISR operation is processed at our Irigaray Central Processing Plant (the "Irigaray CPP"), which has a licensed production capacity of four million pounds of U3O8 per year;

●	we upgraded our Irigaray CPP, including refurbishment of our calciner to increase throughput of dried yellowcake;

●	we commenced 24/7, two-shift drying and packaging operations at our Irigaray CPP;

●	we commenced a 200-hole delineation drilling program at our Sweetwater Project in Wyoming;

●	we substantially completed a 34,000-meter drilling program at our Roughrider Project in Saskatchewan, Canada;

●

we generated revenue of $20.2 million from sales made in the first half of 2026 of 200,000 pounds of U3O8, at an average price of $101.00 per pound (substantially above the average uranium spot price of $80.76 per pound(3) for the quarter ended January 31, 2026), from our physical portfolio, generating a gross profit of $10 million; and

●	as of January 31, 2026, we had $818 million in liquid assets(4).

Notes:

(1)	This figure excludes 103,545 pounds and 26,421 pounds of precipitated uranium and dried and drummed concentrate, respectively.
(2)	Market values for securities are based on closing prices as at July 31, 2025, and for U3O8 inventories are based on the spot price quoted on UxC ConverDyn as of such date.
(3)	UxC LLC Historical Ux Daily Prices.
(4)

As at January 31, 2026. Liquid assets consist of cash, accounts receivable, equity securities and uranium inventories. Does not include inventory in-process or dried and drummed concentrate at our Irigaray CPP. Market values for securities are based on applicable closing prices as at January 31, 2026 and for uranium inventories are based on the spot price quoted on UxC ConverDyn as of such date.

In Fiscal 2025, our Compensation Committee considered the exceptional stockholder returns generated and the fact that as a multiple of median, the CEO's compensation was generally trailing the median levels of compensation observed in the Peer Group. As a result, and after also considering individual contributions and relative pay positioning, the Compensation Committee exercised discretion to award a one-time performance bonus to specific NEOs, namely, the CEO, Executive Vice President and former Secretary, Treasurer and Chief Financial Officer. These one-time discretionary bonuses were in addition to the STIP and are set forth under "- Summary Compensation Table" herein.

Long-Term Incentive Program

Our long-term incentive program (the "LTIP") provides for, among other awards, the granting of stock options, performance stock options ("PSOs"), restricted stock units ("RSUs") and performance based restricted stock units ("PRSUs") to executive officers to both motivate executive performance and retention, as well as to align executive officer performance to stockholder value creation. In awarding long-term incentives, we compare our long-term incentive program to our Peer Group and evaluate such factors as the number of shares available for awards under our 2024 Stock Incentive Plan, as ratified by our stockholders on July 16, 2024 (the "2024 Stock Incentive Plan"), and the number of awards outstanding relative to the number of shares outstanding.

Each LTIP grant is based on the level of the position held and overall market competitiveness. Our Compensation Committee takes into consideration previous grants when it considers new grants of equity awards. Our Compensation Committee administers the granting of equity awards in accordance with our 2024 Stock Incentive Plan.

In each of Fiscals 2023 and 2024 performance based long-term equity incentive plan awards were awarded to our executive officers in the form of PRSUs. The PRSUs granted in Fiscal 2023 and 2024 vest on July 31, 2026 and July 26, 2027, respectively. As originally designed, the PRSUs were measured on our three-year TSR relative to the Global X Uranium ETF, cliff vesting and settling based on the performance achieved at the end of the 36-month period. The number of units eligible to vest ranged from 0% to 200% of target, contingent on the level of performance, subject to one limit: regardless of our relative TSR versus the Global X Uranium ETF, if our absolute TSR over the measurement period was negative, the maximum number of PRSUs that could vest was capped at 100%.

In Fiscal 2025, our Compensation Committee engaged GGA to conduct a stress test and review of the Global X Uranium ETF benchmark and the relative TSR methodology. The review identified two areas for potential change. First, as the uranium sector has matured in the public markets, a broader range of benchmark indices and comparable peers has become available against which to evaluate performance. Second, as the Company has grown, measuring TSR on a relative basis-point methodology was found to produce volatile and erratic performance multiplier ranges that would change materially on a daily basis. The committee determined that this did not reliably reflect the stockholder experience (see 3-year UEC Share Price Performance versus Total NEO Compensation below). Under the stress testing a TSR ranking methodology was compared, and it was concluded that the ranking-based methodology best aligned with the stockholder experience. The ranking methodology, by contrast, offers greater stability and a closer tie to the relative total stockholder return experience.

Acting on these findings, the Compensation Committee amended the Fiscals 2023 and 2024 PRSU grants to address volatility in the multiplier design that could misalign payouts with stockholder returns and produce outcomes — whether rewards or penalties — disproportionate to the value actually delivered to stockholders. The Compensation Committee concluded that a measure blending absolute TSR with TSR performance relative to an established performance peer group would more faithfully reflect both the value delivered to stockholders and the Company's performance against the companies with which it genuinely competes for capital and talent.

These adjustments were not intended to increase payout opportunities or to shield executives from the economic consequences of our performance. Rather, they were intended to correct a benchmark and design that the GGA stress test indicated was no longer aligning incentives with their intended outcomes: a single-commodity sector fund, whose movements track the uranium spot price, does not consistently reflect either management's performance or — more importantly — the stockholder experience over the performance period. By anchoring the measure instead to absolute returns and to a performance peer group, the Compensation Committee believes the amended design preserved the integrity of the program and strengthened its rigor by more closely aligning pay with performance.

The following table summarizes our Fiscals 2023 and 2024 PRSU vesting schedules.

		Performance Multiplier (Compensation Committee to determine, at its discretion, which performance multiplier to apply below)
Measurement Period	Performance Criteria	Relative TSR (Basis Points) Company TSR vs. Global X Uranium ETF TSR	TSR Ranking Company TSR vs. Global X Uranium ETF TSR	Performance Multiplier if Absolute Company TSR is Positive over the Measurement Period	Performance Multiplier if Absolute Company TSR is Negative over the Measurement Period
Grant date to	Three-Year	Greater than -2,500 bps	Below 33rd percentile	0%	0%
end of	Relative	-2,500 bps	33rd percentile	50%	50%
36-month	TSR against	0 bps	50th percentile	100%	100%
period	Global X Uranium ETF	2,500 bps	75th percentile and above	200%	100%

The following table summarizes the payouts earned by our NEOs in Fiscal 2025 pursuant to PRSUs granted in Fiscal 2022. The TSR for our Shares outperformed the Global X Uranium ETF by 1,659 basis points for the applicable performance period (being from July 29, 2022 to July 29, 2025). During such performance period, the absolute TSR was also positive. Accordingly, the PRSUs granted in Fiscal 2022 achieved payouts at 166% of target pursuant to the applicable performance period as summarized below.

Name and Principal Position	Target Payout	Payout Earned	Payout
Amir Adnani, President and CEO	81,424 PRSUs	166%	135,463 shares
Scott Melbye, Executive Vice President	22,358 PRSUs	166%	37,196 shares
Pat Obara, Former Secretary, Treasurer and Chief Financial Officer	17,034 PRSUs	166%	28,339 shares
Josephine Man, Chief Financial Officer, Treasurer and Secretary	-	-	-
Brent Berg, Senior Vice President, U.S. Operations	-	-	-

In Fiscal 2025 our Compensation Committee reviewed the market prevalence of long-term equity incentive plans within our Peer Group and determined that PRSUs and RSUs were the most appropriate form of long-term equity incentive to grant in Fiscal 2025 due to market practice. The LTIP awards awarded to our executive officers in Fiscal 2025 are more particularly described below in the "- Grants of Plan Based Awards" table.

In Fiscal 2025 performance based long-term equity incentive plan awards were awarded to our executive officers in the form of PRSUs. The PRSUs accrue over 36 months but will not settle until the end of the 36-month period and are contingent on the level of performance achieved. Each vested PRSU represents the opportunity to receive a Share or its cash equivalent at the discretion of our Compensation Committee. The PRSUs are measured based on our TSR relative to a Performance Peer Group. The Performance Peer Group was determined after reviewing the constituents comprising the Sprott Uranium Miners Index and the Global X Uranium ETF as of the grant date. Our TSR will be ranked against the selected constituents. The PRSUs are evaluated using relative TSR over three annual periods and one 36-month period. The measurement periods are weighted as to 15% in each of years one, two and three and 55% over a 36-month period. The number of PRSUs that may accrue at the end of each annual period and at the end of the 36-month period is contingent on the level of performance achieved over each measurement period and ranges from 0% to 200% of the PRSU target number of weighted units.

The following table summarizes our Fiscal 2025 PRSU vesting schedule.

Measurement Period	Weight	Performance Criteria	Company TSR Ranking vs. Performance Peer Group TSR	Performance Multiplier over the Measurement Period
Year 1	15%	Annual	Below 33rd percentile	0%
		Relative TSR against	33rd percentile	50%
		Performance Peer Group	50th percentile	100%
			75th percentile and above	200%
Year 2	15%	Annual	Below 33rd percentile	0%
		Relative TSR against	33rd percentile	50%
		Performance Peer Group	50th percentile	100%
			75th percentile and above	200%
Year 3	15%	Annual	Below 33rd percentile	0%
		Relative TSR against	33rd percentile	50%
		Performance Peer Group	50th percentile	100%
			75th percentile and above	200%
Year 1 to	55%	Three Year	Below 33rd percentile	0%
Year 3		Relative TSR against	33rd percentile	50%
		Performance Peer Group	50th percentile	100%
			75th percentile and above	200%

The following table sets forth our Performance Peer Group for Fiscal 2025 PRSUs.

Performance Peer Group
Alligator Energy Limited	Deep Yellow Limited	GoviEx Uranium Inc.	Peninsula Energy Limited
ATHA Energy Corp.	Denison Mines Corp.	IsoEnergy Ltd.	Premier American Uranium Inc.
Aura Energy Limited	Elevate Uranium Ltd	Laramide Resources Ltd.	Skyharbour Resources Ltd.
Bannerman Energy Ltd	enCore Energy Corp.	Lotus Resources Limited	Sprott Physical Uranium Trust
Boss Energy Limited	Energy Fuels Inc.	Mega Uranium Ltd.	Sprott Uranium Miners ETF
Cameco Corporation	F3 Uranium Corp.	National Atomic Company Kazatomprom JSC	Ur-Energy Inc.
CanAlaska Uranium Ltd.	Forsys Metals Corp.	NexGen Energy Ltd.	Western Uranium & Vanadium Corp.
CGN Mining Company Limited	Global Atomic Corporation	Paladin Energy Ltd	Yellow Cake PLC

Fixed Versus At-Risk Pay

The following table summarizes the pay mix for our NEOs in Fiscal 2025 and illustrates the percentage of fixed versus at-risk pay:

Name and Principal Position	Base Compensation Cash	Cash Bonus (1)	Non-Equity Incentive Plan (STIP)	Stock Awards (LTIP) (2)	Stock Options (LTIP)	At-Risk Pay
Amir Adnani President and CEO	10%	4%	23%	63%	-	90%
Josephine Man (3) Chief Financial Officer, Treasurer and Secretary	15%	-	15%	61%	9%	85%
Scott Melbye Executive Vice President	25%	5%	22%	48%	-	75%
Brent Berg Senior Vice President, U.S. Operations	45%	-	24% (2)	32%	-	55%
Pat Obara (4) Former Secretary, Treasurer and Chief Financial Officer	37%	30%	-	33%	-	63%

Notes:

(1)	These amounts represent discretionary bonuses paid in the fiscal year. See "- Review of Executive Officer Performance" above.
(2)	These amounts represent RSUs and PRSUs.
(3)	Ms. Man was appointed as our Chief Financial Officer, Treasurer and Secretary effective October 1, 2024.
(4)

On October 1, 2024, Mr. Obara stepped down as our Secretary, Treasurer and Chief Financial Officer and was appointed as our Senior Vice President, Administration effective October 1, 2024. He ceased to be an executive officer as of such date.

Other Non-Cash Compensation

We provide standard health benefits to our executive officers, including medical, dental and disability insurance.

Our other non-cash compensation is intended to provide a similar level of benefits as those provided by comparable companies within our industry.

Compensation Arrangements

Amir Adnani, President and CEO

During Fiscal 2025, Amir Adnani provided his services to us pursuant to a services agreement between us and Amir Adnani Corp. ("Adnani Corp."), a private company over which Mr. Adnani exercises control. See "- Summary Compensation Table" below for his direct and indirect compensation for Fiscal 2025, including through Adnani Corp. Our compensation policy for Mr. Adnani is based on comparisons of other companies' remunerations made to their Presidents and CEOs and the value of Mr. Adnani's expertise.

Mr. Adnani does not receive additional compensation in connection with his service as a director.

Scott Melbye, Executive Vice President

Scott Melbye is retained according to an executive services agreement with us, and his compensation for serving as an executive officer is disclosed below in the "- Summary Compensation Table". Our compensation policy for Mr. Melbye is based on comparisons of other companies' remunerations made to their Executive Vice Presidents and the value of Mr. Melbye's expertise.

Josephine Man, Chief Financial Officer, Treasurer and Secretary

We appointed Josephine Man as our Chief Financial Officer, Treasurer and Secretary effective October 1, 2024. Ms. Man is retained according to an executive services agreement, and her compensation is disclosed below in the "- Summary Compensation Table". Our compensation policy for Ms. Man is based on comparisons of other companies' remunerations made to their Chief Financial Officers and the value of Ms. Man's expertise.

Pat Obara, former Secretary, Treasurer and Chief Financial Officer

Pat Obara stepped down as our Secretary, Treasurer and Chief Financial Officer effective October 1, 2024, ceasing to be an executive officer as of such date. Since such date, he has served as Senior Vice President, Administration. Mr. Obara served as our Secretary, Treasurer and Chief Financial Officer from October 2015 to October 2024, as our Vice President Administration from January 2011 to October 2015 and as our Chief Financial Officer from August 2006 to January 2011. Mr. Obara is retained according to an employment arrangement with us, and his compensation is disclosed below in the "- Summary Compensation Table". Our compensation policy for Mr. Obara in his role as Chief Financial Officer was based on comparisons of other companies' remunerations made to their Chief Financial Officers (and subsequently, to officers that have similar responsibilities to Mr. Obara) and the value of Mr. Obara's expertise.

Brent Berg, Senior Vice President, U.S. Operations

Brent Berg is retained according to an executive services agreement with us, and his compensation for serving as an executive officer is disclosed below in the "- Summary Compensation Table". Our compensation policy for Mr. Berg is based on comparisons of other companies' remunerations made to their Senior Vice Presidents and the value of Mr. Berg's expertise.

Retirement, Resignation or Termination Plans

Our executive officers with contracts for services have notice requirements which permit pay in lieu of notice.

Each of our executive services arrangements with Messrs. Melbye, Obara and Berg, Adnani Corp. and Ms. Man contemplates the case of termination due to various provisions whereby the NEOs will receive termination payments, as described under "- Executive Services Agreements" herein.

Compensation and Risk

We do not believe that our compensation policies and practices are reasonably likely to have a material adverse effect on us. We have taken steps to ensure that our executive compensation program does not incentivize risk outside our risk appetite. Some of the key ways that we currently manage compensation risk are as follows:

●	appointed a Compensation Committee which is composed entirely of independent directors to oversee the executive compensation program;

●	retained an independent compensation advisor, GGA, to provide advice on the structure and levels of compensation for our executive officers and directors;

●	our STIP has a cap on the total amount of payment any position may receive;

●	the use of performance based long-term incentive compensation to encourage a focus on long-term corporate performance;

●	disclosure of executive compensation to stakeholders;

●	established a clawback policy applicable to all cash and equity incentive compensation; and

●	adoption of say-on-pay.

Clawback Policy

We adopted a Policy for the Recovery of Erroneously Awarded Incentive-Based Compensation (the "Clawback Policy"), with an effective date of November 20, 2023, in order to comply with Section 10D of the Exchange Act, Rule 10D-1 of the Exchange Act ("Rule 10D-1") and Section 811 of the NYSE American Company Guide (collectively, the "Final Clawback Rules"). Our Board has designated our Compensation Committee as the administrator of the Clawback Policy.

Our Clawback Policy provides for the mandatory recovery of erroneously awarded incentive-based compensation from our current and former executive officers, as defined in Rule 10D-1 (each a "Covered Officer"), in the event that we are required to prepare an accounting restatement in accordance with the Final Clawback Rules. The recovery of such compensation applies regardless of whether a Covered Officer engaged in misconduct or otherwise caused or contributed to the requirement of an accounting restatement. Under the Clawback Policy, we may recoup from the Covered Officer's erroneously awarded incentive-based compensation received within a lookback period of the three completed fiscal years preceding the date on which we are required to prepare an accounting restatement.

Our Clawback Policy is available on our website at www.uraniumenergy.com.

Timing of Stock Awards and Disclosure of Material Nonpublic Information

We do not follow a predetermined scheduled for granting stock-based compensation. Typically, our Board and our Compensation Committee consider granting stock-based compensation on an annual basis in the last quarter of each fiscal year or for new hires around the hire date and outside of the filing of our financial results. The granting of awards under our 2024 Stock Incentive Plan is contingent on our performance.

Our Board and our Compensation Committee review and approve these awards. They ensure that material nonpublic information ("MNPI") is taken into account when determining the timing and terms of the awards and, if MNPI is present, the awards will be deferred until such information has been publicly disclosed.

We do not time the disclosure of MNPI to influence the value of executive compensation. All material information is disclosed promptly in accordance with SEC rules and regulations and our internal policies.

Anti-Hedging and Anti-Pledging Policy

We adopted an Anti-Hedging and Anti-Pledging Policy. Our Anti-Hedging and Anti-Pledging Policy provides that, unless otherwise previously approved by our Nominating and Corporate Governance Committee, none of our or our subsidiaries' directors, officers or employees or, to the extent practicable, any other person (or their associates) in a special relationship (within the meaning of applicable securities laws) with us may, at any time: (i) purchase financial instruments, including prepaid variable forward contracts, instruments for the short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds that are based on fluctuations of our debt or equity instruments and that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of our securities; or (ii) purchase our securities on a margin or otherwise pledge our securities as collateral for a loan. Any violation of our Anti-Hedging and Anti-Pledging Policy will be regarded as a serious offence. Our Anti-Hedging and Anti-Pledging Policy is available on our website at www.uraniumenergy.com.

2025 Advisory Vote on Compensation

At our 2025 annual meeting of stockholders, we held an advisory vote on the compensation of our Named Executive Officers. The proposal received strong support, with approximately 95% of votes cast in favor. We viewed this level of support as an endorsement of our executive compensation philosophy and performance-based structure. We believe this reflects the alignment of our pay outcomes and long-term stockholder value creation. As such, we did not implement any significant changes to our executive compensation program based on this advisory vote.

Compensation Committee Interlocks and Insider Participation

No person who served as a member of our Compensation Committee during Fiscal 2025 was a current or former officer or employee of us or engaged in certain transactions with us required to be disclosed by regulations of the SEC. Additionally, during Fiscal 2025 there were no Compensation Committee "interlocks", which generally means that none of our executive officers served: (i) as a member of a Compensation Committee (or another Board's committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity which had an executive officer serving as a member of our Compensation Committee; (ii) as a director of another entity which had an executive officer serving as a member of our Compensation Committee; or (iii) as a member of the Compensation Committee (or another Board's committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity which had an executive officer serving as a director on our Board.

Summary Compensation Table

The following table sets forth the compensation paid to our Named Executive Officers during each of the fiscal years ended July 31, 2025, 2024 and 2023:

Name and Principal Position	Year	Salary (1)	Bonus		Stock Awards (2)	Option Awards		Non-Equity Incentive Plan Compensation (3)	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Amir Adnani	2025	$660,000	$246,193	(4)	$3,998,055	$-		$1,452,000	$-	$-	$6,356,248	(11)
President and	2024	575,000	-		3,640,453	-		1,150,000	-	-	5,365,453	(11)
CEO	2023	478,000	-		2,026,264	240,516	(5)	956,000	-	-	3,700,780	(11)

Josephine Man (7)	2025	166,667	-		674,812	99,954	(6)	160,000	-	-	1,101,432
Chef Financial	2024	-	-		-	-		-	-	-	-
Officer, Treasurer and Secretary	2023	-	-		-	-		-	-	-	-

Scott Melbye	2025	351,749	67,605	(4)	671,516	-		300,000	-	-	1,390,871
Executive	2024	301,153	-		554,345	-		284,200	-	-	1,139,698
Vice President	2023	277,644	-		344,894	40,939	(5)	170,000	-	-	833,477

Brent Berg (8)	2025	320,000	-		227,901	-		170,000	-	-	717,901
Senior Vice	2024	115,282	60,000	(9)	110,319	-		-	-	-	285,601
President, U.S. Operations	2023	-	-		-	-		-	-	-	-

Pat Obara (10)	2025	243,800	201,504	(4)	221,930	-		-	-	-	667,234
Former	2024	216,000	-		316,251	-		252,000	-	-	784,251
Secretary, Treasurer and Chief Financial Officer	2023	152,023	-		280,229	33,262	(5)	186,462	-	-	651,976

Notes:

(1)

These amounts represent fees paid by us to our NEOs during the applicable fiscal year pursuant to various executive services agreements, between us and the Named Executive Officers, which are more particularly described below.

(2)

These amounts represent the aggregate grant date fair value of RSUs and PRSUs for the fiscal years noted. For Fiscal 2025, the grant date fair value of each RSU is $6.21 and $8.68 per share based on the most recent closing price of our common stock as of the grant dates of October 1, 2024 and July 31, 2025, respectively, and the grant date fair value of each PRSU granted on July 31, 2025 is $3.22 per unit, which incorporates the potential to vest, depending on the performance, from 0% to 200% of the number of PRSUs. The fair value of each PRSU was calculated using the Monte Carlo simulation model. The following assumptions were used to value the PRSUs granted on July 31, 2025: expected risk free interest rate: 3.56%; expected volatility: 60.70%; expected dividend yield: 0%; expected life in years: 3.0; and average correlation: 38.47%. For Fiscal 2024, the grant date fair value of each RSU is $5.49 per share based on the most recent closing price of our common stock as of the grant date of July 26, 2024, and the grant date fair value of each PRSU is $5.41 per unit, which incorporates the potential to vest, depending on the performance, from 0% to 200% of the number of PRSUs. The fair value of each PRSU was calculated using the Monte Carlo simulation model. The following assumptions were used to value the PRSUs granted on July 26, 2024: expected risk free interest rate: 4.20%; expected volatility: 73.50%; expected dividend yield: 0%; expected life in years: 3.0; and correlation: 83.80%. For Fiscal 2023, the grant date fair value of each RSU is $3.32 per share based on the most recent closing price of our common stock as of the grant date of July 31, 2023, and the grant date fair value of each PRSU is $3.35 per unit, which incorporates the potential to vest, depending on the performance, from 0% to 200% of the number of PRSUs. The fair value of each PRSU was calculated using the Monte Carlo simulation model. The following assumptions were used to value the PRSUs granted on July 31, 2023: expected risk free interest rate: 4.52%; expected volatility: 84.56%; expected dividend yield: 0%; expected life in years: 3.0; and correlation: 81.22%.

(3)	These amounts represent cash awards under our STIP. The payments for the fiscal years noted were made after our year-end results were evaluated in August 2025, 2024 and 2023, respectively.
(4)	These amounts represent discretionary bonuses paid in the applicable fiscal year.
(5)

These amounts represent the aggregate grant date fair value of PSOs which was estimated using the Black-Scholes option pricing model. The following assumptions were used to value the PSOs granted on July 31, 2023: exercise price: $3.98; expected risk free interest rate: 4.14%; expected annual volatility: 79.46%; expected life in years: 5.0; expected annual dividend yield: $Nil; and Black-Scholes value: $2.09.

(6)

These amounts represent the grant date fair value of the stock options which was estimated using the Black-Scholes option pricing model. The following assumptions were used to value the stock options granted on October 1, 2024: exercise price: $6.21; expected risk free interest rate: 3.48%; expected annual volatility: 79.75%; expected life in years: 5.0; expected annual dividend yield: $Nil; and Black-Scholes value: $4.09.

(7)	Ms. Man was appointed as our Chief Financial Officer, Treasurer and Secretary effective October 1, 2024.
(8)	Mr. Berg was appointed as our Senior Vice President, U.S. Operations effective March 21, 2024.
(9)	This amount represents a one-time sign-on bonus paid to Mr. Berg.
(10)

On October 1, 2024, Mr. Obara stepped down as Secretary, Treasurer and Chief Financial Officer and was appointed as our Senior Vice President, Administration effective October 1, 2024. He ceased to be an executive officer as of such date.

(11)	This compensation reflects all amounts paid, both directly and indirectly through Adnani Corp.

Grants of Plan Based Awards

We granted awards to the Named Executive Officers in Fiscal 2025, as follows:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock	All Other Option		Grant Date
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold	Target	Maximum	Awards: Number of Shares of Stock or Units	Awards: Number of Securities Underlying Options	Exercise Price of Option Awards ($)	Fair Value of Stock and Option Awards ($)
Amir Adnani	STIP	August 1, 2024	363,000	726,000	1,452,000	-	-	-	-	-	-	-
President and	RSU	July 31, 2025	-	-	-	-	-	-	330,682	-	-	2,870,320	(2)
Chief Executive Officer	PRSU	July 31, 2025	-	-	-	175,000	350,000	700,000	-	-	-	1,127,735	(3)
Josephine Man (6)	STIP	October 1, 2024	50,000	100,000	200,000	-	-	-	-	-	-	-
Chief Financial	Option	October 1, 2024	-	-	-	-	-	-	-	24,415	6.21	99,954	(4)
Officer,	RSU	October 1, 2024	-	-	-	-	-	-	16,103	-	-	100,000	(5)
Treasurer and	RSU	July 31, 2025	-	-	-	-	-	-	48,295	-	-	419,201	(2)
Secretary	PRSU	July 31, 2025	-	-	-	24,148	48,295	96,590	-	-	-	155,611	(3)
Scott Melbye	STIP	August 1, 2024	117,250	234,500	469,000	-	-	-	-	-	-	-
Executive Vice	RSU	July 31, 2025	-	-	-	-	-	-	56,420	-	-	489,726	(2)
President	PRSU	July 31, 2025	-	-	-	28,210	56,420	112,840	-	-	-	181,791	(3)
Brent Berg	STIP	August 1, 2024	80,000	160,000	320,000	-	-	-	-	-	-	-
Senior Vice	RSU	July 31, 2025	-	-	-	-	-	-	19,148	-	-	166,205	(2)
President, U.S. Operations	PRSU	July 31, 2025	-	-	-	9,574	19,148	38,296	-	-	-	61,697	(3)
Pat Obara (7)	STIP	-	-	-	-	-	-	-	-	-	-	-
Former Secretary,	RSU	July 31, 2025	-	-	-	-	-	-	25,568	-	-	221,930	(2)
Treasurer and Chief Financial Officer	PRSU	-	-	-	-	-	-	-	-	-	-	-

Notes:

(1)	These figures represent possible payouts pursuant to our STIP for Fiscal 2025.
(2)	The grant date fair value of each RSU is $8.68 per share based on the most recent closing price of our common stock as of the grant date of July 31, 2025.
(3)

The grant date fair value of each PRSU granted on July 31, 2025 is $3.22 per unit, which incorporates the potential to vest, depending on the performance, from 0% to 200% of the number of PRSUs. The fair value of each PRSU was calculated using the Monte Carlo simulation model. The following assumptions were used to value the PRSUs granted on July 31, 2025: expected risk free interest rate: 3.56%; expected volatility: 60.70%; expected dividend yield: 0%; expected life in years: 3.0; and average correlation: 38.47%.

(4)

These amounts represent the grant date fair value of the stock options which was estimated using the Black-Scholes option pricing model. The following assumptions were used to value the stock options granted on October 1, 2024: exercise price: $6.21; expected risk free interest rate: 3.48%; expected annual volatility: 79.75%; expected life in years: 5.0; expected annual dividend yield: $Nil; and Black-Scholes value: $4.09.

(5)	The grant date fair value of each RSU is $6.21 per share based on the most recent closing price of our common stock as of the grant date of October 1, 2024.
(6)	Ms. Man was appointed as our Chief Financial Officer, Treasurer and Secretary effective October 1, 2024.
(7)

On October 1, 2024, Mr. Obara stepped down as our Secretary, Treasurer and Chief Financial Officer and was appointed as our Senior Vice President, Administration effective October 1, 2024. He ceased to be an executive officer as of such date.

Outstanding Equity Awards

The following table sets forth information as at July 31, 2025, relating to equity awards that have been granted to our Named Executive Officers:

			Option Awards				Stock Awards
Name	Award Type	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock That Have Not Vested ($) (4)
Amir Adnani	PSO (5)	July 31, 2023	76,610	38,305	3.98	July 31, 2033	-	-	-	-
President	RSU (6)	July 31, 2023	-	-	-	-	132,564	1,149,330	-	-
and CEO	RSU	July 26, 2024	-	-	-	-	264,481	2,293,050	-	-
	RSU	July 31, 2025	-	-	-	-	330,682	2,867,013	-	-
	PRSU (6)	July 31, 2023	-	-	-	-	-	-	210,897	705,926
	PRSU	July 26, 2024	-	-	-	-	-	-	270,492	1,462,454
	PRSU	July 31, 2025	-	-	-	-	-	-	350,000	1,127,735

Josephine Man (9)	Option (7)	July 16, 2020	40,000	-	0.91	July 16, 2030	-	-	-	-
Chief	Option (7)	July 21, 2021	11,440	-	2.15	July 21, 2031	-	-	-	-
Financial	Option (7)	July 29, 2022	15,000	-	3.98	July 29, 2032	-	-	-	-
Officer,	Option (7)	July 31, 2023	15,000	-	3.32	July 31, 2033	-	-	-	-
Treasurer	Option (7)	October 1, 2024	6,104	18,311	6.21	October 1, 2034	-	-	-	-
and	RSU	October 1, 2024	-	-	-	-	16,103	139,613	-	-
Secretary	RSU	July 31, 2025	-	-	-	-	48,295	418,718	-	-
	PRSU	July 31, 2025	-	-	-	-	-	-	48,295	155,611

Scott Melbye	Option (7)	July 30, 2019	125,000	-	0.9421	July 30, 2029	-	-	-	-
Executive	Option (7)	July 16, 2020	125,000	-	0.91	July 16, 2030	-	-	-	-
Vice	PSO (8)	July 16, 2020	225,000	-	1.10	July 16, 2030	-	-	-	-
President	PSO (5)	July 31, 2023	13,040	6,520	3.98	July 31, 2033	-	-	-	-
	RSU	July 31, 2023	-	-	-	-	22,564	195,630	-	-
	RSU	July 26, 2024	-	-	-	-	40,274	349,176	-	-
	RSU	July 31, 2025	-	-	-	-	56,420	489,161	-	-
	PRSU	July 31, 2023	-	-	-	-	-	-	35,897	120,156
	PRSU	July 26, 2024	-	-	-	-	-	-	41,189	222,694
	PRSU	July 31, 2025	-	-	-	-	-	-	56,420	181,791

Brent Berg	Option (7)	March 21, 2024	17,919	17,918	6.72	March 21, 2034	-	-	-	-
Senior Vice	RSU	July 26, 2024	-	-	-	-	8,015	69,490	-	-
President,	RSU	July 31, 2025	-	-	-	-	19,148	166,013	-	-
U.S.	PRSU	July 26, 2024	-	-	-	-	-	-	8,197	44,318
Operations	PRSU	July 31, 2025	-	-	-	-	-	-	19,148	61,697

Pat Obara (10)	Option (7)	July 30, 2019	50,000	-	0.9421	July 30, 2029	-	-	-	-
Former	Option (7)	July 16, 2020	125,000	-	0.91	July 16, 2030	-	-	-	-
Secretary,	PSO (8)	July 16, 2020	250,000	-	1.10	July 16, 2030	-	-	-	-
Treasurer	PSO (5)	July 31, 2023	10,594	5,298	3.98	July 31, 2033	-	-	-	-
and Chief	RSU	July 31, 2023	-	-	-	-	18,334	158,956	-	-
Financial	RSU	July 26, 2024	-	-	-	-	38,404	332,963	-	-
Officer	RSU	July 31, 2025	-	-	-	-	25,568	221,675	-	-
	PRSU	July 31, 2023	-	-	-	-	-	-	29,167	97,629
	PRSU	July 26, 2024	-	-	-	-	-	-	39,276	212,351

Notes:

(1)

RSUs granted on July 29, 2022 vest in substantially equal installments on each of July 29, 2023, 2024 and 2025. RSUs granted on July 31, 2023 vest in substantially equal installments on each of July 31, 2024, 2025 and 2026. RSUs granted on July 26, 2024 vest in substantially equal installments on each of July 29, 2025, 2026 and 2027.

(2)	The value shown is based on the closing price of our common stock of $8.67 per share on July 31, 2025.

(3)

Represents unearned shares under target PRSUs granted on July 31, 2023, July 26, 2024 and July 31, 2025. The PRSUs granted on July 31, 2023 cliff vest on July 31, 2026 depending on a three-year relative TSR performance. The PRSUs granted on July 26, 2024 cliff vest on July 26, 2027 depending on a three-year relative TSR performance. The PRSUs granted on July 31, 2025 accrue as to 15% on each of July 31, 2026, 2027 and 2028 depending on one-year relative TSR performance and 55% on July 31, 2028 depending on three-year relative TSR performance. The PRSUs accrue annually and settle after 36 months.

(4)

The grant date fair value of each PRSU granted on July 31, 2023 is $3.35 per unit, which incorporates the potential to vest, depending on the performance, from 0% to 200% of the number of PRSUs. The fair value of each PRSU was calculated using the Monte Carlo simulation model. The following assumptions were used to value the PRSUs granted on July 31, 2023: expected risk free interest rate: 4.52%; expected volatility: 84.56%; expected dividend yield: 0%; expected life in years: 3.0; and correlation: 81.22%. The grant date fair value of each PRSU granted on July 26, 2024 is $5.41 per unit, which incorporates the potential to vest, depending on the performance, from 0% to 200% of the number of PRSUs. The fair value of each PRSU was calculated using the Monte Carlo simulation model. The following assumptions were used to value the PRSUs granted on July 26, 2024: expected risk free interest rate: 4.20%; expected volatility: 73.50%; expected dividend yield: 0%; expected life in years: 3.0; and correlation: 83.80%. The grant date fair value of each PRSU granted on July 31, 2025 is $3.22 per unit, which incorporates the potential to vest, depending on the performance, from 0% to 200% of the number of PRSUs. The fair value of each PRSU was calculated using the Monte Carlo simulation model. The following assumptions were used to value the PRSUs granted on July 31, 2025: expected risk free interest rate: 3.56%; expected volatility: 60.70%; expected dividend yield: 0%; expected life in years: 3.0; and average correlation: 38.47%.

(5)	PSOs granted on July 31, 2023 vest in substantially equal installments on each of July 31, 2024, 2025 and 2026.
(6)	Indirectly held by the Named Executive Officer.
(7)

Stock options granted on July 30, 2019, July 16, 2020, July 21, 2021, July 29, 2022, July 31, 2023, March 21, 2024 and October 1, 2024 vest as to one-eighth on each day which is three and six months, respectively, from the date of grant and one-quarter on each day which is 12, 18 and 24 months, respectively, from the date of grant.

(8)	PSOs granted on July 16, 2020 vest in substantially equal installments on each of July 16, 2021, 2022 and 2023.
(9)	Ms. Man was appointed as our Chief Financial Officer, Treasurer and Secretary effective October 1, 2024.
(10)

On October 1, 2024, Mr. Obara stepped down as our Secretary, Treasurer and Chief Financial Officer and was appointed as our Senior Vice President, Administration effective October 1, 2024. He ceased to be an executive officer as of such date.

Option Exercises and Stock Vested

The following table sets forth the value realized on stock options exercised and stock awards vested for the Named Executive Officers for Fiscal 2025:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting (*) ($)
Amir Adnani, President and CEO	-	-	448,308	3,989,194
Josephine Man, Chief Financial Officer, Treasurer and Secretary	-	-	-	-
Scott Melbye, Executive Vice President	-	-	93,087	829,857
Brent Berg, Senior Vice President, U.S. Operations	-	-	4,007	36,023
Pat Obara, Former Secretary, Treasurer and Chief Financial Officer	-	-	75,924	675,337

Note:

(*)	These amounts represent the number of RSUs and PRSUs vested multiplied by the closing price of our common stock on each of the vesting dates.

No Pension Benefits

We do not maintain any plan that provides for payments or other benefits to our executive officers at, following or in connection with their retirement and including, without limitation, any tax-qualified defined benefit plans or supplemental executive retirement plans.

No Nonqualified Deferred Compensation

We do not maintain any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and Item 402(u) of SEC Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Amir Adnani, our CEO (the "CEO Pay Ratio"). For Fiscal 2025, our last completed fiscal year:

●	the median of the annual total compensation of all our employees (other than our CEO) was $68,387; and

●	the annual total compensation of our CEO, including incentive based compensation, as reported in the "- Summary Compensation Table" above, was $6,356,248.

Based on this information, for Fiscal 2025 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was approximately 93 to 1.

We believe our CEO Pay Ratio for Fiscal 2025 demonstrates our pay-for-performance philosophy. Our compensation program consists of both fixed and variable components and is designed to motivate all employees to produce superior short and long-term corporate performance. The ratio of our CEO's base compensation to the base compensation of our median employee was approximately 93 to 1 because our compensation philosophy aims to position the fixed portion of our CEO's compensation near the 50th percentile of his position per the Peer Group review conducted by GGA. Given our CEO's level of responsibility, experience and potential, our Compensation Committee awards the CEO a mix of compensation with a higher variable component (i.e., annual bonus, RSUs and PRSUs) that is based upon individual performance. As a result, a substantial percentage of our CEO's total compensation is at risk every year, providing our CEO with greater incentive to increase stockholder value and improve corporate performance over the long term.

To identify the median of the annual total compensation of all our employees, we took the following steps:

●	we selected July 31, 2025 as the date upon which we would identify the median employee to allow sufficient time to identify the median employee given the global scope of our operations;

●

we determined that, as of July 31, 2025, our employee population consisted of approximately 170 individuals, excluding our CEO, working for us and our consolidated subsidiaries, with approximately 76% of these individuals located in the United States, 16% in Canada and 8% in Paraguay. This population consisted of our full-time employees. We do not have part-time, temporary and seasonal employees;

●

to identify the median employee from our employee population, we examined the annual base compensation and annual bonus target for Fiscal 2025 for all full-time, part-time and temporary employees employed by us and our consolidated subsidiaries at the start of business on July 31, 2025. We believe that these pay elements are appropriate because it was impractical to gather actual data from multiple payroll systems utilized to pay our worldwide workforce, and the actual achievement of the variable portion of compensation can vary widely from year to year;

●	we annualized compensation for any permanent employees that were only employed for part of Fiscal 2025;

●	no adjustments were made for cost-of-living differences;

●	an average exchange rate for the U.S. dollar for Fiscal 2025 was applied to compensation reported in a foreign currency; and

●	all employees except for our CEO were ranked from lowest to highest with the median determined from this list.

Once we identified our median employee, we combined all of the elements of such employee's compensation for Fiscal 2025 in accordance with the requirements of Item 402(c)(2)(x) of SEC Regulation S-K, resulting in annual total compensation of $68,387. With respect to the annual total compensation of our CEO, we used the amount reported in the "Total" column of our "Summary Compensation Table" included above.

The CEO Pay Ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the CEO Pay Ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance

The following summarizes the relationship between the executive "Compensation Actually Paid" by the Company, our TSR and Peer Group TSR for the five years ending July 31, 2025 for our CEO and other NEOs.

					Value of Initial Fixed $100 Investment Based On:
Year (a)	Summary Compensation Table Total for CEO (1) ($) (b)	Compensation Actually Paid to Other NEOs (2) ($) (c)	Average Summary Compensation Table Total for Other NEOs (1) ($) (d)	Average Compensation Actually Paid to Other NEOs (2) ($) (e)	Total Shareholder Return (3) ($) (f)	Peer Group Total Shareholder Return (3)(4) ($) (g)	Net Income (loss) (4)(5) ($ in thousands) (h)
2025	6,356,248	12,436,349	969,360	1,503,071	895.38	628.66	(87,656)
2024	5,365,453	8,144,553	807,301	1,378,756	612.41	384.43	(29,221)
2023	3,700,780	2,690,924	742,727	581,394	371.79	319.39	(3,307)
2022	2,315,872	2,212,036	603,525	590,809	433.75	283.00	5,252
2021	1,635,553	1,907,583	500,947	557,369	224.10	188.88	(14,813)

Notes:

(1)

For columns (b) and (d), the dollar amounts represent total compensation paid to our CEO and other NEOs, respectively, and are taken directly from the Summary Compensation Table included in our Annual Reports on Form 10-K for the applicable years. For Fiscal 2025, these other NEOs included Josephine Man, Scott Melbye, Brent Berg and Pat Obara. For Fiscal 2024, they included Scott Melbye, Pat Obara and Brent Berg. For Fiscals 2023, 2022 and 2021 they included Scott Melbye and Pat Obara.

(2)	The following table sets forth the adjustments made to arrive at "Compensation Actually Paid" for our CEO and other NEOs during each of the fiscal years reflected in this table.
(3)

Total shareholder return represents the value of a deemed fixed investment of $100 at market close on July 31, 2020, assuming the reinvestment of dividends, if any. Total shareholder return is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our share price at the end and the beginning of the measurement period, by the share price at the beginning of the measurement period. For the purposes of this table our Peer Group consisted of the following companies: Cameco Corporation, Centrus Energy Corp., Comstock Resources, Inc., Denison Mines Corp., Energy Fuels Inc., Gulfport Energy Corporation, Magnolia Oil & Gas Corporation, NexGen Energy Ltd., NGEx Minerals Ltd., Northern Oil and Gas, Inc., NuScale Power Corporation, Oklo Inc. and Vital Energy, Inc. For the purposes of understanding the cumulative returns over time, this table should be read from bottom to top.

(4)

Beginning in Fiscal 2025, we updated our Peer Group used for total return comparison in this table. For more details related to the current Peer Group in comparison to the previous peer group, refer to "- Benchmarking Compensation and Peer Groups" above. For consistency and comparability, the total return for the current Peer Group has been calculated and presented retroactively for all years included in this table, starting from the base year date of August 1, 2020. The total return of the peer group used prior to Fiscal 2025 for the same period is provided below for reference.

	Total Return
Year	2024 Peer Group	2025 Peer Group
2025	348.24%	528.66%
2024	247.70%	284.43%
2023	195.88%	219.39%
2022	153.07%	183.00%
2021	73.25%	88.88%

(5)	Net income (loss) represents the amounts reported in our audited financial statements included in our Annual Report.

Compensation Actually Paid to CEO and Average Compensation Actually Paid to Other NEOs

Adjustments to Determine	2025		2024		2023		2022		2021
Compensation Actually Paid	CEO ($)	Other NEOs ($)	CEO ($)	Other NEOs ($)	CEO ($)	Other NEOs ($)	CEO ($)	Other NEOs ($)	CEO ($)	Other NEOs ($)
Total reported in Summary Compensation Table	6,356,248	969,360	5,365,453	807,301	3,700,780	742,727	2,315,872	603,525	1,635,553	500,947

Less, amounts reported under "Stock Awards" in the Summary Compensation Table	(3,998,055)	(449,040)	(3,640,453)	(397,756)	(2,026,264)	(312,562)	(964,705)	(233,357)	(895,553)	(255,292)

Less, amounts reported under "Option Awards" in the Summary Compensation Table	-	(24,989)	-	-	(240,516)	(37,101)	-	-	-	-

Add, fair value of equity awards granted during the year that were outstanding and unvested as of year end (*)	3,998,055	474,276	3,640,453	397,756	1,320,337	203,669	573,602	138,751	506,250	144,314

Add, change as of the end of the fiscal year (from the end of the prior fiscal year) in fair value of awards granted in prior fiscal years that are outstanding and unvested as of year end (*)	4,132,195	327,714	1,309,012	211,109	(63,413)	(15,339)	287,267	81,890	661,333	167,400

Add, the fair value of equity awards granted and vested during the fiscal year	-	5,218	-	-	-	-	-	-	-	-

Add, change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in prior fiscal years that vested during the fiscal year (*)	1,947,906	200,532	1,470,088	360,346	-	-	-	-	-	-
Total Adjustments	6,080,101	533,711	2,779,100	571,455	(1,009,856)	(161,333)	(103,836)	(12,716)	272,030	56,422
Compensation Actually Paid	12,436,349	1,503,071	8,144,553	1,378,756	2,690,924	581,394	2,212,036	590,809	1,907,583	557,369

(*) The fair value or incremental fair value of all incentive equity awards is determined in accordance with ASC 718, Compensation – Stock Compensation, generally using the same methodology and assumptions we use for financial reporting purposes when determining the grant date fair value of our equity awards reflected in the Summary Compensation Table herein.

Compensation Actually Paid Versus Performance

Our Executive compensation is linked strongly to our performance, with a majority of annual target compensation being variable and at-risk. In Fiscal 2025, 90% and 70% of the total target compensation for our CEO and other NEOs on average, respectively, was at-risk and tied to performance measures that relate to, or impact, stockholder return.

The following charts provide depict Compensation Actually Paid to our NEO against our TSR and Peer Group TSR.

For Fiscal 2025 our TSR ranked approximately in the 46th percentile of our Peer Group, while our CEO's overall pay ranked approximately in the 54th percentile of our Peer Group.

As a growth-stage uranium company focused on advancing a pipeline of low-cost production-ready projects, we are strategically positioned for long-term value creation. While we have not yet commenced production activities as defined by the SEC's Production Stage mining company classification, our focus remains on asset development and increasing stockholder value. During the periods presented, we did not report revenue from our mining operations, and therefore, net income (loss) has not historically served as a primary performance measure in our executive compensation programs.

Despite fluctuations in net income — including a net loss of approximately $14.8 million in Fiscal 2021, net income of approximately $5.3 million in Fiscal 2022, a net loss of approximately $3.3 million in Fiscal 2023, a net loss of approximately $29.2 million in Fiscal 2024 and a net loss of $87.7 million in Fiscal 2025 — we delivered strong stockholder returns. Since Fiscal 2021, we have generated a total stockholder return of 300%, representing a compound annual growth rate (CAGR) of 41%. This performance exceeded our Peer Group average by 38%, underscoring the effectiveness of our strategy and leadership during a period of significant industry growth and policy tailwinds for nuclear energy. During this period of sustained value creation and operational scaling, the compensation actually paid to our CEO increased in alignment with stockholder returns and progress on key strategic milestones. The average compensation actually paid to our other executive officers increased proportionately over this period.

We employ a balanced mix of quantitative performance metrics and Peer Group benchmarking to align executive compensation with both absolute and relative value creation. This ensures that our long-term incentive structure reflects the multi-year strategic roadmap and stockholder priorities. Performance, at the current stage of the business is tied to multiple criteria, which are reflected in our STIP performance scorecard and share price performance on both an absolute and relative to our Peer Group basis. We believe in taking a balanced approach to long-term performance-based compensation. Therefore, the NEOs receive a mix of performance vesting PRSUs and time vesting RSUs. In totality, these form an integral part of our executive compensation program and are closely related to our performance, however, are not directly tied to TSR because their value is directly correlated to the market price of our Shares and requires that the NEOs continue in our employment over the vesting period. As such, these performance vesting equity awards strongly align our NEOs' interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our NEOs to continue in our employment for the long-term.

Executive Services Agreements

Adnani Services Agreement

On July 24, 2013, we entered into a services agreement with Adnani Corp. with an initial term as supplemented by letter agreements dated August 1, 2015 and September 24, 2024 (collectively, the "Adnani Agreement").

The Adnani Agreement is subject to automatic renewal on a three-month to three-month term renewal basis unless either party provides written notice not to renew the Adnani Agreement no later than 90 days prior to the end of the then current or renewal term.

Pursuant to the terms of the Adnani Agreement: (i) through Adnani Corp., Mr. Adnani provides various consulting services which are in addition to his duties and responsibilities as our President and CEO; and (ii) we shall pay to Adnani Corp. a monthly fee. Effective August 1, 2025, the monthly fee payable to Adnani Corp. is $62,500.

If we elect to not renew the Adnani Agreement, and provided that Adnani Corp. is in compliance with the relevant terms and conditions of the Adnani Agreement, we shall be obligated to provide a termination package to Adnani Corp. as follows: (i) a cash payment equating to an aggregate of four months of the then monthly fee for each full year, and any portion thereof, of the initial term effective from July 23, 2009 and any renewal period during which the Adnani Agreement was in force and effect and during which Adnani Corp. rendered services thereunder, together with a cash payment equating to Adnani Corp.'s average annual bonus during the most recent two years, payable to Adnani Corp. within 14 calendar days of the effective termination date; (ii) any expense payment reimbursements which would then be due and owing to Adnani Corp. to the effective termination date, payable within 14 calendar days of the effective termination date (the "Adnani Outstanding Expense Reimbursements"); (iii) subject to applicable provisions of the Adnani Agreement and our 2024 Stock Incentive Plan, all of Mr. Adnani's then issued and outstanding stock-based equity awards as at the effective termination date shall immediately vest, if not otherwise vested, and shall continue to be exercisable for a period of two years from the effective termination date (the "Adnani Options Extension"); (iv) confirmation that all of Adnani Corp.'s and Mr. Adnani's then benefits coverage would be extended to Mr. Adnani for a period ending two years from the effective termination date (the "Adnani Benefits Extension"); and (v) confirmation that all other unvested LTIP compensation then granted vests and is exercisable in accordance with the terms of our 2024 Stock Incentive Plan (the "Adnani LTIP Vesting").

If we elect to terminate the Adnani Agreement without just cause (as defined therein), or if Adnani Corp. terminates the Adnani Agreement for just cause, for good reason or for good reason as a result of a change of control (each as also defined therein), and provided that Adnani Corp. is in compliance with the relevant terms and conditions of the Adnani Agreement, we shall be obligated to provide a termination package to Adnani Corp. as follows: (i) a cash payment equating to an aggregate of 24 months of the then monthly fee, together with a cash payment equating to two times the sum of Adnani Corp.'s average annual bonus during the most recent two years, payable to Adnani Corp. within 14 calendar days of the effective termination date; (ii) all Adnani Outstanding Expense Reimbursements; (iii) subject to applicable provisions of the Adnani Agreement, the Adnani Options Extension; (iv) the Adnani Benefits Extension; and (v) the Adnani LTIP Vesting.

If Adnani Corp. elects to terminate the Adnani Agreement, except for just cause, or if we terminate the Adnani Agreement for just cause, Adnani Corp. is not entitled to a termination package of any kind.

The Adnani Agreement will be deemed terminated on the 30th calendar day following the death or disability of Mr. Adnani, in which case we shall be obligated to provide a termination package to Adnani Corp. or Mr. Adnani's estate as follows, provided that Adnani Corp. is or was in compliance with the relevant terms and conditions of the Adnani Agreement: (i) a cash payment equating to an aggregate of 12 months of the then monthly fee, together with a cash payment equating to Adnani Corp.'s average annual bonus during the most recent two years, payable to Adnani Corp. or Mr. Adnani's estate, as the case may be, within 14 calendar days of the effective termination date; (ii) all Adnani Outstanding Expense Reimbursements; and (iii) subject to applicable provisions of the Adnani Agreement, the Adnani Options Extension.

Melbye Executive Employment Agreement

On December 15, 2014, we entered into of an executive services agreement with Scott Melbye, as amended by a letter agreement, dated for reference effective as at May 1, 2016, with an initial term commencing retroactively on September 1, 2014 and expiring on February 28, 2017, as supplemented by a letter agreement dated April 10, 2026 (collectively, the "Melbye Agreement").

The Melbye Agreement is subject to automatic renewal on a one-month to one-month term renewal basis unless either party provides written notice not to renew the Melbye Agreement no later than 30 calendar days prior to the end of the then current or renewal term.

Pursuant to the terms of the Melbye Agreement: (i) Mr. Melbye shall provide duties to us commensurate with his position as our Executive Vice President; and (ii) we shall pay to Mr. Melbye a monthly fee. Effective August 1, 2025, the monthly fee payable to Mr. Melbye is $30,416.67.

If we elect to not renew the Melbye Agreement, and provided that Mr. Melbye is in compliance with the relevant terms and conditions of the same, we shall be obligated to provide a severance package to Mr. Melbye as follows: (i) a cash payment equating to any outstanding fees and bonuses which would then be due and owing to Mr. Melbye to the effective termination date, payable within 14 calendar days of the effective termination date (the "Melbye Outstanding Fees and Bonuses"); (ii) any expense payment reimbursements which would then be due and owing to Mr. Melbye to the effective termination date, payable within 14 calendar days of the effective termination date (the "Melbye Outstanding Expense Reimbursements"); (iii) any pro rata and unused vacation pay which would then be due and owing to Mr. Melbye to the effective termination date, payable within 14 calendar days of the effective termination date (the "Melbye Outstanding Vacation Pay"); (iv) subject to applicable provisions of the Melbye Agreement and our 2024 Stock Incentive Plan, all of Mr. Melbye's then issued and outstanding stock-based equity awards as at the effective termination date shall immediately vest, if not otherwise vested, and shall continue to be exercisable for a period of 90 calendar days from the effective termination date (the "Melbye Options Extension"); and (v) confirmation that all of Mr. Melbye's then benefits coverage would be extended to Mr. Melbye for a period ending 90 calendar days from the effective termination date (the "Melbye Benefits Extension").

If we elect to terminate the Melbye Agreement without just cause (as defined therein), or if Mr. Melbye terminates the Melbye Agreement for just cause, and provided that Mr. Melbye is in compliance with the relevant terms and conditions of the same, we shall be obligated to provide a severance package to Mr. Melbye as follows: (i) all Melbye Outstanding Fees and Bonuses, together with a cash payment equating to any additional fees which Mr. Melbye would have been entitled to receive until the end of the applicable initial term or renewal period; (ii) all Melbye Outstanding Expense Reimbursements; (iii) all Melbye Outstanding Vacation Pay; (iv) the Melbye Options Extension; and (v) the Melbye Benefits Extension.

If we elect to terminate the Melbye Agreement without just cause as a result of a change of control, or if Mr. Melbye elects to terminate the Melbye Agreement for good reason as a result of a change of control (each as defined therein), and provided that Mr. Melbye is in compliance with the relevant terms and conditions of the same, we shall be obligated to provide a severance package to Mr. Melbye as follows: (i) all Melbye Outstanding Fees and Bonuses; (ii) a cash payment equating to an aggregate of 18 months of the then monthly fee, together with a cash payment equating to 1.5 times Mr. Melbye's average annual bonus during the most recent two years; (iii) confirmation that all of Mr. Melbye's then benefits coverage would be extended for a period ending six months from the effective termination date; (iv) all of Mr. Melbye's then issued and outstanding stock-based equity awards as at the effective termination date shall immediately vest, if not otherwise vested, and continue to be exercisable for a period of one year from the effective termination date; (v) all Melbye Outstanding Expense Reimbursements; and (vi) all Melbye Outstanding Vacation Pay.

If we elect to terminate the Melbye Agreement for just cause, we shall be obligated to provide a severance package to Mr. Melbye as follows: (i) a cash payment equating to any outstanding fees which would then be due and owing to Mr. Melbye to the effective termination date, payable within 14 calendar days of the effective termination date; (ii) all Melbye Outstanding Expense Reimbursements; and (iii) all Melbye Outstanding Vacation Pay.

The Melbye Agreement will be deemed terminated on the 30th calendar day following the death or disability of Mr. Melbye, in which case we shall be obligated to provide a severance package to Mr. Melbye or Mr. Melbye's estate as follows, provided that Mr. Melbye is or was in compliance with the relevant terms and conditions of the Melbye Agreement: (i) all Melbye Outstanding Fees and Bonuses; (ii) all Melbye Outstanding Expense Reimbursements; (iii) all Melbye Outstanding Vacation Pay; and (iv) subject to applicable provisions of the Melbye Agreement, all of Mr. Melbye's then issued and outstanding stock-based equity awards that have vested as at the effective termination date shall continue to be exercisable for a period of one year from the effective termination date.

Man Executive Employment Services Agreement

We appointed Josephine Man as our Chief Financial Officer, Treasurer and Secretary effective October 1, 2024. The terms of Ms. Man's employment agreement are described below.

We are party to an executive employment services agreement with Josephine Man dated October 1, 2024, with an initial term commencing on October 1, 2024 and expiring on October 1, 2026, as supplemented by a letter agreement dated April 10, 2026 (collectively, the "Man Agreement").

The Man Agreement is subject to automatic renewal on a 90-day to 90-day renewal basis unless either party provides written notice not to renew the Man Agreement no later than 90 days prior to the end of the then current or renewal term.

Pursuant to the terms of the Man Agreement: (i) Ms. Man provides various employment services which are inclusive of her duties and responsibilities commensurate with her position as our Chief Financial Officer, Treasurer and Secretary; and (ii) Ms. Man is entitled to: (a) a gross monthly salary of $16,666.67 (the "Man Monthly Fee") representing $200,000 on a yearly basis (the "Man Annual Fee"); (b) a yearly cash bonus (each, a "Man Bonus") of up to 50% of the then Man Annual Fee based upon certain performance goals to be determined from year to year; (c) a STIP payment (each, a "Man STIP Bonus") from 0% to up to 50% of the then Man Annual Fee based upon certain factors to be determined by our Board and our Compensation Committee from time to time; (d) an initial vesting incentive stock option to purchase up to an aggregate of $100,000 in Shares and vesting over a period of 24 months from the date of grant (which has been awarded); (e) an initial vesting restricted stock unit award (the "Man RSU") to acquire up to an aggregate of $100,000 in gross value RSUs and vesting equally over a period of three years from the date of grant (which has been awarded); (f) a LTIP payment (each, a "Man LTIP Bonus") from 0% to up to 50% of the then Man Annual Fee based upon certain factors to be determined by our Board and our Compensation Committee from time to time; (g) participation in all employee benefit and health insurance plans (each, a "Man Benefit") at our cost; and (h) four weeks of accrued vacation per calendar year (the "Man Vacation"). Effective August 1, 2025, the Man Monthly Fee was increased to $23,750.

If we elect to not renew the Man Agreement, and provided that Ms. Man is in compliance with the relevant terms and conditions of the Man Agreement, we shall be obligated to provide a termination package to Ms. Man as follows: (i) a cash payment equating to any outstanding Man Monthly Fee, Man Vacation, Man Bonus, Man STIP Bonus and Man LTIP Bonus entitlements (if any and calculated pro rata up to the effective termination date) earned by Ms. Man to the effective termination date (collectively, the "Man Outstanding Amounts"); (ii) a cash payment equal to any Man Monthly Fee that would be due and owing to the end of, respectively, the then term or renewal period of the Man Agreement (the "Man Termination Amount"); (iii) confirmation that all of Ms. Man's then Benefits coverage would be extended for a period ending three months from the effective termination date (the "Man Benefits Extension"); and (iv) subject to the applicable provisions of the Man Agreement and our 2024 Stock Incentive Plan, Ms. Man shall be entitled to then exercise any unexercised and fully vested portion of any stock options for a period of three months from the effective date of termination (the "Man Initial Options Extension").

If we elect to terminate the Man Agreement without just cause (as defined therein), or if Ms. Man terminates the Man Agreement for just cause or for good reason as a result of a change of control (each as also defined therein), and provided that Ms. Man is in compliance with the relevant terms and conditions of the same, we shall be obligated to provide a termination package to Ms. Man as follows: (i) a cash payment equal to all Man Outstanding Amounts to the effective termination date; (ii) a cash payment equating to an aggregate of 12 months of the then Man Monthly Fee, together with a cash payment equating to Ms. Man's average annual bonus during the most recent two years; (iii) confirmation that all of Ms. Man's then Benefits coverage would be extended for a period ending six months from the effective termination date (iv) subject to the applicable provisions of the Man Agreement and our 2024 Stock Incentive Plan, Ms. Man shall be entitled to then exercise any unexercised and fully vested portion of any stock options for a period of one year from the effective date of termination; and (v) confirmation that all other unvested LTIP compensation then granted vests and is exercisable in accordance with the terms of our 2024 Stock Incentive Plan.

If Ms. Man elects to terminate the Man Agreement, except for just cause, and provided that Ms. Man is in compliance with the relevant terms and conditions of the Man Agreement, or if we elect to terminate the Man Agreement for just cause, then we shall only be obligated to provide Ms. Man a cash payment equal to all Man Outstanding Amounts to the effective termination date.

The Man Agreement will be deemed terminated on the 30th calendar day following the death or disability of Ms. Man, in which case we shall be obligated to provide a termination package to Ms. Man, or Ms. Man's estate as the case may be, as follows, provided that Ms. Man is or was in compliance with the relevant terms and conditions of the Man Agreement: (i) a cash payment equal to all Man Outstanding Amounts to the effective termination date; (ii) if disabled only, confirmation of the Man Benefits Extension; and (iii) subject to the applicable provisions of the Man Agreement and our 2024 Stock Incentive Plan, Ms. Man, or Ms. Man's estate as the case may be, shall be entitled to then exercise any unexercised and fully vested portion of any stock options for a period of one year from the effective termination date.

Berg Executive Employment Services Agreement

Together with our wholly-owned subsidiary, UEC Wyoming Corp. ("UEC Wyoming"), we are party to an executive employment services agreement with Brent Berg dated February 6, 2024, with an initial term commencing on March 21, 2024 and expiring on March 21, 2026, as supplemented by a letter agreement dated April 10, 2026 (collectively, the "Berg Agreement").

The Berg Agreement is subject to automatic renewal on a 90-day to 90-day renewal basis unless either party provides written notice not to renew the Berg Agreement no later than 90 days prior to the end of the then current or renewal term.

Pursuant to the terms of the Berg Agreement: (i) Mr. Berg provides various employment services to UEC Wyoming and us which are inclusive of his duties and responsibilities commensurate with his position as our Senior Vice President, U.S. Operations; and (ii) Mr. Berg is entitled to (a) a gross monthly salary of $26,666.67 (the "Monthly Salary"); representing $320,000 on a yearly basis (the "Annual Salary"); (b) a yearly cash bonus (each, a "Bonus") of up to 50% of his then Annual Salary based upon certain performance goals to be determined from year to year; (c) a short-term incentive payment (each, a "STIP Bonus") from 0% to up to 50% of his then Annual Salary based upon certain factors to be determined by our Board and our Compensation Committee from time to time; (d) an initial incentive stock option to purchase up to an aggregate of $160,000 in Shares (which has been awarded); (e) a long-term incentive payment (each, an "LTIP Bonus") from 0% to up to 50% of his then Annual Salary based upon certain factors to be determined by our Board and our Compensation Committee from time to time; (f) participation in all our employee benefit and health insurance plans (each, a "Benefit") at our cost; and (g) five weeks of accrued vacation per calendar year (the "Vacation"). Effective August 1, 2025, the Monthly Salary was increased to $28,500.

If we elect to not renew the Berg Agreement, and provided that Mr. Berg is in compliance with the relevant terms and conditions of the Berg Agreement, we shall be obligated to provide a termination package to Mr. Berg as follows: (i) a cash payment equating to any outstanding Monthly Salary, Vacation pay and annual performance Bonus, STIP Bonus and LTIP Bonus entitlements (if any and calculated pro rata up to the effective termination date) earned by Mr. Berg to the effective termination date (collectively, the "Outstanding Amounts"); (ii) a cash payment equal to any Monthly Salary that would be due and owing to the end of, respectively, the then term or renewal period of the Berg Agreement (the "Termination Amount"); (iii) confirmation that all of Mr. Berg's then Benefits coverage would be extended for a period ending three months from the effective termination date (the "Benefits Extension"); and (iv) subject to the applicable provisions of the Berg Agreement and our 2024 Stock Incentive Plan, and the rules of any then regulatory authority and stock exchange having jurisdiction over us, Mr. Berg shall be entitled to then exercise any unexercised and fully vested portion of any stock options for a period of three months from the effective date of termination (the "Initial Options Extension"); with all cash payments being due and owing within 30 days of the effective termination date.

If we elect to terminate the Berg Agreement without just cause (as defined therein), or if Mr. Berg terminates the Berg Agreement for just cause or for good reason as a result of a change of control (each as also defined therein), and provided that Mr. Berg is in compliance with the relevant terms and conditions of the same, we shall be obligated to provide a termination package to Mr. Berg as follows: (i) a cash payment equal to all Outstanding Amounts to the effective termination date; (ii) a cash payment equating to an aggregate of 12 months of the then Monthly Salary, together with a cash payment equating to Mr. Berg's average annual bonus during the most recent two years; (iii) confirmation that all of Mr. Berg's then Benefits coverage would be extended for a period ending six months from the effective termination date; (iv) confirmation of the Initial Options Extension; and (v) confirmation that all other unvested LTIP compensation then granted vests and is exercisable in accordance with the terms of our 2024 Stock Incentive Plan; with all cash payments being due and owing within 30 days of the effective termination date.

If Mr. Berg elects to terminate the Berg Agreement, except for just cause, and provided that Mr. Berg is in compliance with the relevant terms and conditions of the Berg Agreement, or if we elect to terminate the Berg Agreement for just cause, then we shall only be obligated to provide Mr. Berg a cash payment equal to all Outstanding Amounts to the effective termination date; with the cash payment being due and owing within 30 days of the effective termination date.

The Berg Agreement will be deemed terminated on the 30th calendar day following the death or disability of Mr. Berg, in which case we shall be obligated to provide a termination package to Mr. Berg, or Mr. Berg's estate as the case may be, as follows, provided that Mr. Berg is or was in compliance with the relevant terms and conditions of the Berg Agreement: (i) a cash payment equal to all Outstanding Amounts to the effective termination date; (ii) if disabled only, confirmation of the Benefits Extension; and (iii) subject to the applicable provisions of the Berg Agreement and our 2024 Stock Incentive Plan, and the rules of any then regulatory authority and stock exchange having jurisdiction over us, Mr. Berg, or Mr. Berg's estate as the case may be, shall be entitled to then exercise any unexercised and the fully vested portion of any stock options for a period of one year from the effective termination date.

Obara Employment Arrangement

Mr. Obara stepped down as our Secretary, Treasurer and Chief Financial Officer on October 1, 2024, and currently serves as our Senior Vice President, Administration. The terms of Mr. Obara's employment arrangement are described below.

In Fiscal 2016 we effected an employment arrangement with Mr. Obara (the "Obara Employment Arrangement"). The Obara Employment Arrangement is subject to automatic renewal on a three-month to three-month basis unless we provide written notice not to renew the Obara Employment Arrangement no later than 90 days prior to the end of the then current or renewal term.

Pursuant to the terms of the Obara Employment Arrangement: (i) Mr. Obara provides various employment services; (ii) Mr. Obara is entitled to receive a monthly employment salary; (iii) Mr. Obara is entitled to participate in our group benefits plan; and (iv) Mr. Obara is entitled to four weeks' paid vacation per year of employment. Effective August 1, 2024, the monthly employment salary payable to Mr. Obara is $19,166.67.

If we elect to not renew the Obara Employment Arrangement or if any party elects to terminate the Obara Employment Arrangement, Mr. Obara's obligation to provide services will continue only until the effective termination date and we shall be obligated to provide to Mr. Obara: (i) any salary which would then be due and owing to Mr. Obara to the effective termination date; (ii) any expense payment reimbursements which would then be due and owing to Mr. Obara to the effective termination date; (iii) any pro rata and unused vacation pay which would then be due and owing to Mr. Obara to the effective termination date; (iv) subject to applicable provisions of the Obara Employment Arrangement and our 2024 Stock Incentive Plan, the vested portion of all Mr. Obara's then issued and outstanding stock-based equity awards as at the effective termination date shall continue to be exercisable for a period of 90 calendar days following the effective termination date; and (v) confirmation that all of Mr. Obara's then benefits coverage would be covered until the effective termination date.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with Company management. Each member of such committee is independent as defined in the listing standards of the NYSE American.

Based on its review, the Compensation Committee has recommended to the Board of Directors that this Compensation Discussion and Analysis section be included in this Proxy Statement.

This Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by reference.

DIRECTOR COMPENSATION

Our non-executive directors receive an annual retainer consisting of cash and equity compensation for their annual service. The value and form of equity awards granted to each director is based on the experience of the director, time spent on Company matters and the compensation paid to directors of other companies in the industry. In Fiscal 2025 RSUs and stock options were awarded to our non-executive directors. The RSUs vest over 36 months. The stock options vest over 24 months.

The following table sets forth information relating to compensation paid to our non-executive directors for Fiscal 2025:

Name	Fees Earned Or Paid In Cash	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Spencer Abraham	$170,000	$146,597	$139,322	$-	$-	$-	$455,919
David Kong	73,000	59,180	56,244	-	-	-	188,424
Vincent Della Volpe	65,500	59,180	56,244	-	-	-	180,924
Gloria Ballesta	65,500	59,180	56,244	-	-	-	180,924
Trecia Canty	48,000	59,180	56,244	-	-	-	163,424

Notes:

(1)

These amounts represent the grant date fair value of RSUs. The grant date fair value of each RSU is $8.68 per share based on the most recent closing price of our common stock as of the grant date of July 31, 2025. RSUs granted on July 31, 2025 vest in substantially equal installments on each of July 31, 2026, 2027 and 2028.

(2)

These amounts represent the grant date fair value of the stock options which was estimated using the Black-Scholes option pricing model. The following assumptions were used to value the stock options granted on July 31, 2025: exercise price: $8.68; expected risk free interest rate: 3.92%; expected annual volatility: 74.26%; expected life in years: 5.0; expected annual dividend yield: $Nil; and Black-Scholes value: $5.49.

As at July 31, 2025, our non-executive directors held stock options to acquire an aggregate of 1,123,454 Shares as follows: Spencer Abraham: 191,073 stock options; David Kong: 189,331 stock options; Vincent Della Volpe: 236,290 stock options; Gloria Ballesta: 243,290 stock options; and Trecia Canty: 148,555 stock options.

Amir Adnani serves as our President, CEO and a director. Within his capacity as President and CEO, and through an executive services agreement with a private company, Adnani Corp., controlled by Mr. Adnani, he provides various consulting services. Mr. Adnani does not receive additional compensation in connection with his service as a director. Mr. Adnani's direct and indirect compensation as an executive officer is disclosed above in the "- Summary Compensation Table".

In Fiscal 2025 Spencer Abraham, David Kong, Vincent Della Volpe, Gloria Ballesta and Trecia Canty served as independent directors. Mr. Abraham serves as our Chairman (non-executive). Mr. Kong serves as Chairperson of our Audit Committee. Mr. Della Volpe serves as Chairperson of our Compensation Committee. Ms. Ballesta serves as Chairperson of our Nominating and Corporate Governance Committee. Ms. Canty serves as Chairperson of our Sustainability Committee.

The following table sets forth the annual retainer fees paid to our non-executive directors in Fiscal 2025 and thereafter.

	Retainer
Board Position	Fiscal 2025	Fiscal 2026
Chairperson (non-executive)	$170,000	$170,000
Non-Executive Director	$38,000	$40,000
Audit Committee Chairperson	$12,500	$12,500
Compensation Committee Chairperson	$10,000	$10,000
Nominating and Corporate Governance Committee Chairperson	$5,000	$5,000
Sustainability Committee Chairperson	$5,000	$5,000
Audit Committee Members including the Chairperson	$7,500	$7,500
Committee Members other than Audit including the Chairperson (*)	$5,000	$5,000

Note:

(*)

Committee member retainers applicable to our Compensation Committee, our Nominating and Corporate Governance Committee and our Sustainability Committee. Each Committee Chairperson also receives the base committee member retainer.

In addition to such annual retainer fees, our non-executive directors may, from time to time, receive equity compensation, which is granted on a discretionary basis. The value and form of equity compensation granted is based on the experience of the director, time spent on Company matters and a comparison of the compensation paid to directors of other companies in the industry.

PROPOSAL NUMBER TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

PricewaterhouseCoopers LLP, Chartered Professional Accountants, have been selected as our independent registered public accountants for the fiscal year ending July 31, 2026. PricewaterhouseCoopers LLP has served as our independent registered public accountants since May 29, 2020 and audited our financial statements for the fiscal year ended July 31, 2025.

Representatives of PricewaterhouseCoopers LLP are not expected to be present at the Annual Meeting.

In the event ratification by the stockholders of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants is not obtained, our Board will reconsider such appointment.

Audit Fees

Aggregate fees for professional services rendered to us by our auditor for our last two fiscal years are set forth below:

	Year Ended July 31, 2025	Year Ended July 31, 2024
Audit Fees	$445,000	$410,000
Audit Related Fees	-	-
Tax Fees	226,000	180,000
Total	$671,000	$590,000

Audit Fees. Audit fees consist of aggregate fees for professional services in connection with the audit of our annual financial statements, quarterly reviews of our financial statements included in our quarterly reports and services in connection with statutory and regulatory filings.

Audit-Related Fees. Audit-related fees consist of aggregate fees for assurance and related services related to the audit or review of our financial statements that are not reported under "- Audit Fees" above.

Tax Fees. Tax fees consist of aggregate fees for professional services for tax compliance, tax advice and tax planning, primarily, fees related to tax preparation services.

Pre-Approval of Services by the Independent Auditor

Our Audit Committee is responsible for the pre-approval of audit and permitted non-audit services to be performed by our independent auditor. Our Audit Committee will, on an annual basis, consider and, if appropriate, approve the provision of audit and non-audit services by our independent auditor. Thereafter, our Audit Committee will, as necessary, consider and, if appropriate, approve the provision of additional audit and non-audit services by our independent auditor which are not encompassed by our Audit Committee's annual pre-approval and are not prohibited by law. Our Audit Committee has delegated to the Chairperson of our Audit Committee the authority to pre-approve, on a case-by-case basis, non-audit services to be performed by our independent auditor. Our Audit Committee has approved all audit and permitted non-audit services performed by our independent auditor, PricewaterhouseCoopers LLP, for Fiscal 2025.

The affirmative vote of the holders of a majority of the Shares represented at the Annual Meeting in person or by proxy and entitled to vote thereon is required for the ratification of the appointment of our independent registered public accountants. Stockholders may vote in favor of or against this Proposal or they may abstain. Abstentions are deemed to be "votes cast" and will have the same effect as a vote against this Proposal. Since this Proposal is considered a "routine" matter, if you do not provide voting instructions to your broker regarding this Proposal, your broker will be permitted to exercise discretionary authority to vote your Shares on this Proposal. Failure by your broker to exercise this discretionary authority will have no effect on approval of this Proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP, CHARTERED PROFESSIONAL ACCOUNTANTS, AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING JULY 31, 2026.

PROPOSAL NUMBER THREE: NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

We are asking our stockholders to vote on a non-binding advisory resolution to approve the compensation of our Named Executive Officers as described in this Proxy Statement in accordance with the SEC's compensation disclosure rules. This Proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific Named Executive Officer, but rather the overall compensation of all of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

In consideration of the advisory vote by our stockholders on the frequency of "say-on-pay" votes at our 2022 Annual Meeting of Stockholders, our Board has determined to hold such votes on an annual basis until the next vote on the frequency of say-on-pay votes. Accordingly, the next say-on-pay votes will be held at our Annual Meeting of Stockholders to be held in 2027.

The say-on-pay vote is advisory and, therefore, not binding on us, our Compensation Committee or our Board. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we may communicate directly with stockholders to better understand the concerns that influenced the vote, but in all events we will consider our stockholders' concerns and will share them with our Compensation Committee which will evaluate whether any actions are necessary to address those concerns.

The key points of our 2025 executive compensation program are set forth under "Compensation Discussion and Analysis" of this Proxy Statement.

We believe that the information provided in this Proxy Statement, including under "Compensation Discussion and Analysis", demonstrates that our executive compensation program was designed appropriately and is working to ensure management's interests are aligned with our stockholders' interests to support long-term value creation. Accordingly, we are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement by voting "FOR" the following resolution at the Annual Meeting:

"RESOLVED, that our stockholders hereby approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in our Proxy Statement for the 2026 Annual Meeting of Stockholders."

Adoption of this resolution will require the affirmative vote of a majority of the Shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against this Proposal. Brokers and other nominee holders do not have discretion to vote uninstructed Shares with respect to this Proposal. Accordingly, if brokers or other nominee holders do not receive voting instructions from beneficial owners of the Shares, they will not be able to vote the Shares and broker non-votes may occur with respect to this Proposal. However, broker non-votes will not affect the outcome of the voting on this Proposal because it requires the affirmative vote of a majority of the Shares present or represented by proxy at the Annual Meeting (as opposed to a majority of the Shares outstanding).

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

FUTURE STOCKHOLDER PROPOSALS

Stockholders who intend to submit a proposal for the annual meeting of stockholders to be held in 2027 and desire that such proposal be included in the proxy materials for such meeting must follow the procedures prescribed by Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the proxy materials, stockholder proposals must be received at our principal offices by our Secretary no later than February 10, 2027. However, if the date of the annual meeting of stockholders to be held in 2027 is a date before June 23, 2027, or after August 22, 2027, written notice must be received by us a reasonable time before we begin to print and send our proxy statement for the 2027 annual meeting. Upon receipt of such a proposal, we will determine whether or not to include the proposal in such proxy statement and proxy card in accordance with applicable law.

Any stockholder who intends to bring business to the annual meeting of stockholders to be held in 2027 (including any director nominations), but not include the business in our proxy statement, must give written notice to our Secretary at our principal offices no later than April 26, 2027.

In addition, a stockholder who intends to solicit proxies in support of director nominees other than our nominees at the annual meeting of stockholders to be held in 2027 must deliver written notice to our Secretary of our principal offices setting forth the information required by Rule 14a-19 under the Exchange Act no later than May 24, 2027. However, if the date of the annual meeting of stockholders to be held in 2027 is a date before June 23, 2027, or after August 22, 2027, written notice must be received by the later of 60 days prior to the date of the annual meeting of stockholders to be held in 2027 or the 10th calendar day following the day on which public announcement of the date of the annual meeting of stockholders to be held in 2027 is first made.

HOUSEHOLDING INFORMATION

Pursuant to SEC rules, either us or your bank, broker or other nominee will send a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your bank, broker or other nominee believe that the stockholders are members of the same family. This practice, referred to as "householding," benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The SEC rules apply to our Annual Reports on Form 10-K, proxy statements and information statements. Once you receive notice from your bank, broker or other nominee or from us that communications to your address will be "householded," the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you do not wish to participate in "householding" and would like to receive your own Notice or, if applicable, set of our proxy materials in future years, follow the instructions described below. Conversely, if you share an address with another of our stockholders and together both of you would like to receive only a single Notice or, if applicable, set of proxy materials, follow these instructions:

1.

If your Shares are registered in your own name, please contact our transfer agent, Transfer Online, Inc., and inform them of your request by calling them at 1-503-227-2950 or writing them at 512 SE Salmon Street, Portland, Oregon, U.S.A., 97214.

2.

If a bank, broker or other nominee holds your Shares, please contact the bank, broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's Public Reference Section, located at One Station Place, 100 F Street, NE, Washington, DC, U.S.A., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding us.

By Order of the Board of Directors of Uranium Energy Corp.

/s/ Amir Adnani

Amir Adnani
President, Chief Executive Officer and Director

Dated:  June 5, 2026.

URANIUM ENERGY CORP.
C/O TRANSFER ONLINE, INC.
512 SE SALMON ST
PORTLAND, OR 97214

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 07/22/2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 07/22/2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Amir Adnani 02 Spencer Abraham 03 David Kong 04 Vincent Della Volpe 05 Gloria Ballesta
06 Trecia Canty

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain
2	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm.	☐	☐	☐
3	To approve, on a non-binding advisory basis, the compensation of our named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000709795_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, and Annual Report to Security Holders are available at www.proxyvote.com

ANNUAL MEETING OF STOCKHOLDERS OF
URANIUM ENERGY CORP.
Being held on Thursday, July 23, 2026

The undersigned hereby appoints **Amir Adnani** (President, Chief Executive Officer and Director of the Company) and **Thomas J. Deutsch**, of McMillan LLP (legal counsel to the Company) as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of Uranium Energy Corp. held of record by the undersigned on May 29, 2026, at the Annual Meeting of Stockholders to be held at Suite 1830, 1188 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4A2 on Thursday, July 23, 2026 at 10:00 a.m. (Vancouver time) or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

0000709795_2 R2.09.05.010

Continued and to be signed on reverse side